Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

MITEL US HOLDINGS, INC.,

RINGCENTRAL, INC.

AND, SOLELY FOR THE PURPOSES SET FORTH HEREIN,

MITEL NETWORKS (INTERNATIONAL) LIMITED

Dated as of November 8, 2021

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ARTICLE V COVENANTS		35
Section 5.1	Publicity	35
Section 5.2	NYSE Listing of Shares	35
Section 5.3	Litigation Support	35
Section 5.4	Misallocated Assets	35
Section 5.5	Restrictive Legends	36
Section 5.6	Further Assurances	36
Section 5.7	Seller Licenses to Purchaser	36
Section 5.8	Restrictions on Mitel Connectors and Core Softphone Library	54
Section 5.9	Cooperation and Exchange of Information	54

ARTICLE VI CERTAIN TAX MATTERS		37
Section 6.1	Cooperation and Exchange of Information	37
Section 6.2	Transfer Taxes	37
Section 6.3	Straddle Periods	37

ARTICLE VII SURVIVAL; INDEMNIFICATION; REMEDIES		37
Section 7.1	Survival	37
Section 7.2	Indemnification	38
Section 7.3	Limitations on Indemnification	40
Section 7.4	Claim Procedures	41
Section 7.5	Third Party Claims	41

ARTICLE VIII GENERAL PROVISIONS		43
Section 8.1	Entire Agreement	43
Section 8.2	Assignment	43
Section 8.3	Amendments and Waivers	43
Section 8.4	No Third-Party Beneficiaries	43
Section 8.5	Notices	43
Section 8.6	Specific Performance	44
Section 8.7	Governing Law; Arbitration; Waiver of Jury Trial	44
Section 8.8	Severability	45
Section 8.9	Counterparts	45
Section 8.10	Expenses	46
Section 8.11	Interpretation; Absence of Presumption	46
Section 8.12	Acknowledgment of Securities Laws	46
Section 8.13	Disclosure Schedule References	46
Section 8.14	Delays or Omissions	46
Section 8.15	Guaranty	47

EXHIBITS
Exhibit A	Form of Assignment Agreement and Bill of Sale
Exhibit B	Form of Patent Assignment Agreement
Exhibit C	CL Technology
Exhibit D	MiC Technology
Exhibit E	CloudLink GW—CTI Interface
Exhibit F	License

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of November 8, 2021 (this “Agreement”), is by and among Mitel US Holdings, Inc., a Delaware corporation (“Seller”) and RingCentral, Inc., a Delaware corporation (“Purchaser” and, together with Seller and the Seller Entities signing the Assignment Agreement, the “Parties”) and, solely for the purposes of Article VIII, Mitel Networks (International) Limited, a U.K. limited company (“Guarantor”).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the MiC Business and the CloudLink Activities;

WHEREAS, Seller desires to sell certain assets related to the MiC Business and CloudLink to Purchaser while continuing to operate the MiC Business and conduct the CloudLink Activities (it being understood, for the avoidance of doubt, that Purchaser is not acquiring the MiC Business as a whole, and is not assuming any employees of Seller or any of its Affiliates);

WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing (as defined below), the Seller Entities shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets (the “Transaction”) and the Seller Entities shall grant to Purchaser a license to the Seller Licensed IP Rights;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated hereby, any of Guarantor or any of its Subsidiaries that have any right, title, or interest in or to any Purchased Assets (each a “Seller Entity” and, collectively, the “Seller Entities”), and Purchaser are entering into that certain Assignment Agreement and Bill of Sale (the “Assignment Agreement”), which shall become effective pursuant to its terms at the Closing.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, capitalized terms not otherwise defined have the meaning ascribed to such terms in Schedule 2.3(c) and Exhibit F, and the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; provided that, with respect to Seller and its Affiliates, “Affiliate” shall not include Searchlight Capital Partners, L.P. or any portfolio company (other than Guarantor and its Subsidiaries) or investment fund, vehicle or similar entity affiliated with Searchlight Capital Partners, L.P., other than for purposes of (i) Section 5.1 (Confidentiality) and Section 8.2 (Assignment), (ii) uses of the term “Non-Recourse Parties” with respect to Seller and its Affiliates and (iii) uses of the term “Representatives” with respect to Seller in Sections 3.20 and 5.1; provided, further, that Seller and its Affiliates shall be deemed not to be an Affiliate of Purchaser or any of its Subsidiaries and Purchaser and its Subsidiaries shall not be deemed to be Affiliates of Seller or any of its Affiliates. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means, with respect to any Person, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) (the “FCPA”), any rules or regulations thereunder, the U.S. Travel Act, the United Kingdom Bribery Act 2010, Laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other Laws of any other jurisdiction (national, state or local) concerning anti-corruption, anti-bribery, or money laundering applicable to such Person.

“Acquired IPR Agreements” has the meaning set forth in Section 3.11(l).

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York or San Francisco, California are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of Purchaser, as may be amended and restated from time to time.

“CC Technology” means any Technology to the extent used in the operation of, or that perform, Contact Center Solutions.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Purchaser, as may be amended and restated from time to time.

“CL” or “CloudLink” means all versions of the Software platform of Guarantor and its Subsidiaries, that are or were known as, or Sold or Marketed under the name of, “CloudLink”, which Software platform consists of a number of independent Software components operated as individual microservices. CloudLink is shown as #1 in the diagram attached hereto as Exhibit E.

“CL Gateway” means the Company-Owned Software that functions as a gateway (“Gateway”) between the instance of CloudLink operating on AWS (as of the date hereof) and an On-Premises Solution that interfaces to the Gateway through one or more Connectors. The CL Gateway is shown as #2 in the diagram attached hereto as Exhibit E.

“Core Softphone Library” means the collection of Company-Owned Software modules that provide softphone functionality on a computer or other device that connects to CloudLink. The Core Softphone Library is shown as # 9 in the diagram attached hereto as Exhibit E.

“CL MiC Relevant Technology” shall mean, collectively, (a) the independent Software components operated as individual microservices comprising CloudLink that are called by or used in the operation of MiCloud Connect, including as listed in Section 1.1(c) of the Seller Disclosure Schedules, (b) the Generic Connectors and (c) the CL Gateway.

“CL Technology ” means (a) the Company-Owned Software constituting CloudLink and associated existing documentation (including, for the avoidance of doubt, the Current CL Software and all prior versions of CloudLink, whether or not currently in use by the Seller Entities), (b) the Technology constituting the CL Gateway and the Generic Connectors and (c) all Company-Owned Technology (including any build scripts, make files, test scripts and build files included in such Company-Owned Technology) that is exclusively used in or exclusively necessary for (i) the CloudLink Activities, or (ii) the development, maintenance, compilation, testing, deployment or provision of CloudLink as of the date of this Agreement, excluding in each case all CC Technology, the Technology for the Mitel Connectors, the Core Softphone Library and Internal Support Technology. CL Technology includes the Technology set forth on Exhibit C. CL Technology shall not include business books and records, computers, hardware or other tangible personal property.

“CL Transferred Derivatives” shall mean any new version or release, bug fix, patch or other modification with respect to the Software included in the CL MiC Relevant Technology, regardless of whether such Software is a derivative work (as “derivative work” is defined in the United States Copyright Act, 17 U.S.C. Section 101), in each case made by or on behalf of Guarantor or any of its Subsidiaries and released to production or made generally available to customers by Guarantor or any of its Subsidiaries.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Purchaser.

“Closing Cash Consideration” means an aggregate amount in cash equal to $300,000,000.

“CloudLink Activities” means the use of CloudLink by Guarantor or any of its Subsidiaries for their unified communications-as-a-service and on-premises communications offerings to customers (as of the date of this Agreement, except where an alternative date or timeframe is expressly indicated); provided that CloudLink Activities do not include the use of the Mitel Connectors to connect a Mitel On-Premises Solution to CL or the Exploitation of the Core Softphone Library.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company-Owned” means, when used with respect to terms “Software” or “Technology,” that Software or Technology to the extent that Guarantor or any of its Subsidiaries owns any Intellectual Property Rights embodied by such Software or Technology. For the avoidance of doubt, Company-Owned Technology and Company-Owned Software do not include Licensed IP.

“Contact Center Solution” means any software application that can be integrated with or interoperate with an Offering to enable the interaction with, and support of, a large volume of customers through multiple means of communication, including voice, email, chat and collaboration tools.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code, Software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, arrangement or understanding, in each case, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“Current CL Software” means the Company-Owned Software constituting (a) the version(s) of CloudLink in production use by the Seller Entities as of the date of this Agreement and (b) the major release of CloudLink in production use by the Seller Entities immediately prior to the major release described in the foregoing part (a); provided that such prior release will be delivered to Purchaser only upon request.

“Current MiC Software” means the Company-Owned Software constituting (a) the versions of MiCloud Connect in production use by the Seller Entities as of the date of this Agreement and (b) the major release of MiCloud Connect in production use by the Seller Entities immediately prior to the major release described in the foregoing part (a); provided that such prior release will be delivered to Purchaser only upon request.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Compensation Expenses” means all Liabilities of Guarantor and its Subsidiaries for Seller Employees, including for compensation expenses, vacation and/or paid time off that has been accrued but unused by any Seller Employee, all salary, wages, commissions, bonuses, incentive payments and other accrued but unpaid benefits of any Seller Employee.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exploit” shall mean to disclose, reproduce, copy, modify, transmit, distribute, create derivative works of, compile, execute, perform, render, show, display and otherwise exploit.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).

“Fraud” means actual common law fraud in the making of a representation or warranty committed by a Person making such representation or warranty with the intent to deceive another Person, and to induce any Person to enter into this Agreement and requires (a) a false representation, warranty, or statement of material fact; (b) actual knowledge or belief that such representation or warranty is false; (c) an intention to induce a such other Person to whom such representation or warranty was made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation or warranty to take or refrain from taking action; and (e) causing such Person or any Party hereto to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against such Person committing such Fraud.

“Future Patents” means any Patent owned by Guarantor or any of its Subsidiaries on the Effective Date or thereafter that, absent a license thereto, would be infringed by the Use of (a) any CL Other Retained Derivatives, Mitel Connector Retained Derivatives, Transferred Derivatives or Transition Technology or (b) any features or functionality of the Transferred Derivatives, CL Other Retained Derivatives, Mitel Connector Retained Derivatives, Transition Technology in any form of Technology.

“GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

“Generic Connectors” means the Company-Owned Software that allows an On-Premises Solution to connect to the CL Gateway, but excluding the Mitel Connectors. The Generic Connectors are shown as #3 in the diagram attached hereto as Exhibit E.

“Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Entity.

“Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, provincial, local, municipal, foreign or other government or supra national entity, regulatory or administrative authority, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other judicial, tribunal or arbitral body), (d) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including stock exchanges), (e) political party, (f) royal family, (g) public international organization (e.g., the World Bank or Red Cross) or, (h) government-owned or controlled entity, (including state-owned or state-controlled businesses.

“Governmental Official” is any (a) officer, agent, or employee of a Governmental Entity, (b) person acting in an official capacity for or on behalf of a Governmental Entity, (c) candidate for government or political office, or (d) member of a royal family.

“Indebtedness” means, with respect to any specified Person (a) borrowed money indebtedness, including principal, interest and any prepayment penalties, expenses, or fees thereon, created, issued, or incurred by such Person (whether or not evidenced by loan, note, bond, debenture, security or the issuance and sale of debt securities or the sale of property to another Person subject to a Contract); (b) reimbursement obligations with respect to letters of credit, bank guarantees, surety bonds, and performance bonds, whether or not matured; (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (other than real estate leases and any other leases that would be required to be capitalized upon adoption of Accounting Standard Codification 842); (d) indebtedness secured by a Lien (other than a Permitted Lien) on the property of such Person; and (e) borrowed money indebtedness of others guaranteed by such Person; provided, however, that Indebtedness will expressly exclude trade payables, purchase money security interests and other similar indebtedness incurred in the ordinary course of business.

“Intellectual Property” or “Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications (and Patents issuing from such applications), statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors, mask work rights, and database rights (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“Internal Support Technology” means technology utilized to support general administration and business functions of Guarantor and its Subsidiaries, including accounting, marketing, sales, end user licensing administration and support (e.g., SAP) and not for the development, maintenance, compilation, testing, deployment or provision of unified communications-as-a-service or on-premises communications offerings to customers.

“Judgment” means any judgment, injunction, writ, order, ruling, edict, award, stipulation or decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced, made, rendered or entered into by or with any Governmental Entity.

“Knowledge” means, with respect to any matter in question, with respect to Seller or any of the Seller Entities, the actual knowledge after due inquiry, as of the date of this Agreement of Mary McDowell, Tarun Loomba, James Yersh and Graham Bevington, and, with respect to Purchaser, the actual knowledge after due inquiry as of the date of this Agreement of Vlad Shmunis, Anand Eswaran, Mitesh Dhruv and John Marlow.

“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, regulation, published policy or requirement, or controlling principle of common law, or any order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any litigation, investigation, suit, claim, charge, action, demand, complaint, citation, summons, subpoena, audit, hearing, inquiry, arbitration or other proceeding of any nature, whether at law or equity, judicial or administrative, by or before any Governmental Entity.

“Liability” means any liability, indebtedness, commitment, guaranty or other obligation of any type, whether known or unknown, asserted or unasserted, matured or unmatured, absolute, incurred or contingent, accrued or unaccrued, liquidated or unliquidated, determined or determinable, due or to become due, on- or off-balance sheet, including those arising under any Contract, applicable Law or Legal Proceeding, accounts payable, royalties payable, Employee Compensation Expenses and liabilities for Taxes.

“Licensed Embedded IP” means, collectively, all Technology, the Intellectual Property Rights in which are licensed to any Seller Entity by a third party, that is incorporated into or embodied by a Transferred Product, excluding Open Source Software.

“Licensed IP Contract” means any Contract pursuant to which any Seller Entity is granted a license, or covenant not to sue, permission or consent with respect to Licensed Embedded IP or Licensed Operating IP.

“Licensed IP” means, collectively, the (i) Licensed Operating IP and (ii) Licensed Embedded IP.

“Licensed Operating IP” means, collectively, any Technology, the Intellectual Property Rights in which are licensed to any Seller Entity by a third party, that is used by the Seller Entities to operate, maintain or deliver a Transferred Product or to conduct or operate the MiC Business or conduct the CloudLink Activities, excluding (a) Open Source Software and (b) any off-the-shelf Software that is generally commercially available in executable or object code form pursuant to a nonexclusive license or services that are commercially available pursuant to a non-exclusive license ((a) and (b), collectively, “Standard IP Contracts”).

“Liens” means, with respect to any property or asset, any pledge, lien, charge, mortgage, deed of trust, lease, sublease, license, restriction, hypothecation, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance, option to purchase or lease or otherwise acquire any interest, and security interest of any kind or nature whatsoever.

“Market” (including, with correlative meanings, the terms “Marketed” and “Marketing”) means, with respect to an Offering, the marketing, promotion, advertising, or offering for Sale of such Offering.

“Material Adverse Effect” means, (a) with respect to any Person, any change, event, development or occurrence (“Change”) that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, and (b) with respect to the Purchased Assets, the MiC Business or the CloudLink Activities, any Change that has a material adverse effect on the Purchased Assets, taken as a whole, or the conduct of the MiC Business or the CloudLink Activities, as applicable; provided that none of the following, and no Changes or effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) Changes in general economic conditions, or Changes in conditions in the global or international economy generally;

(ii) (A) Changes in conditions in the financial markets, credit markets or capital markets, including changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over the counter market;

(iii) Changes in conditions in the industries in which such Person and its Subsidiaries conduct business or, in the case of the Purchased Assets or the conduct of the MiC Business or the CloudLink Activities, the industries in which Guarantor and its Subsidiaries conduct business;

(iv) Changes in regulatory, legislative or political conditions;

(v) any acts of God, natural disasters, epidemics, pandemics or disease outbreaks (including COVID-19) or any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), terrorism or military actions (including any escalation or general worsening of any of the foregoing);

(vi) the negotiation, execution or announcement of this Agreement or the pendency or consummation of the Transaction, including the impact thereof on the relationship, contractual or otherwise, with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Entities or vendors (it being understood and agreed that the foregoing shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transaction, including the representations and warranties contained in Section 3.2(b) and Section 4.3(b));

(vii) any action required to be taken pursuant to the express terms of this Agreement;

(viii) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing); and

(ix) changes in the price or trading volume of common stock of such Person (provided that the underlying facts and circumstances giving rise to such changes may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded hereby); and

(x) any failure to meet (A) any public estimates or expectations of revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred unless otherwise excluded hereby);

except, in the case of each of clauses (i), (ii), (iii), (iv), (v), and (viii), to the extent such Change has had a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which such Person and its Subsidiaries operate (or, in the case of the Purchased Assets or the conduct of the MiC Business or the CloudLink Activities, the industries in which Guarantor and its Subsidiaries operate).

“Material Contracts” means: (i) all Contracts that are Listed Contracts; (ii) all Contracts between Seller or any of its Affiliates and (A) a Top End User, (B) a Top Distributor or (C) a Top Supplier, in each case in this clause (ii), that are material to the relationship between Seller and its Affiliates and such Top End User, Top Distributor or Top Supplier, as applicable; or (iii) that are Licensed IP Contracts.

“MiC Business” means the business and operations of Guarantor or any of its Subsidiaries with respect to MiCloud (as conducted as of the date of this Agreement, except where an alternative date or timeframe is expressly indicated), including the licensing, sale, development, marketing, and support of MiCloud.

“MiC Derivatives” shall mean any new version or release, bug fix, patch, or other modification with respect to the Company-Owned Software included in the MiC Technology, regardless of whether such Software is a derivative work (as “derivative work” is defined in the United States Copyright Act, 17 U.S.C. Section 101), in each case made by or on behalf of Guarantor or any of its Subsidiaries and released to production or made generally available to customers by Guarantor or any of its Subsidiaries.

“MiC Technology” means (a) the Company-Owned Software constituting MiCloud Connect (including, for the avoidance of doubt, the Current MiC Software and all prior versions of MiCloud Connect, whether or not currently in use by the Seller Entities) and associated existing documentation and (b) all Company-Owned Technology (including any build scripts, make files, test scripts and build files included in such Company-Owned Technology) that is exclusively used in or is exclusively necessary for (i) the operation or performance of the MiC

Business, or (ii) the development, maintenance, compilation, testing, deployment or provision of MiCloud Connect as of the date of this Agreement excluding in each case (1) all CC Technology and (2) Internal Support Technology. MiC Technology includes the Technology identified in Box 1 (other than CC Technology), Box 2 and Box 3 on Exhibit D. MiC Technology shall not include business books and records, computers, hardware or other tangible personal property.

“MiCloud” or “MiCloud Connect” means all versions of the software as a service platform of Guarantor and its Subsidiaries Sold or Marketed under the name of, “MiCloud Connect.”

“Mitel Connectors” means the Company-Owned Software that allows Mitel On-Premises Solutions to connect to the CL Gateway and the Core Softphone Library. The Mitel Connectors are shown as #4, #5, #6, #7 and #8 in the diagram attached hereto as Exhibit E.

“Mitel On-Premises Solution” means the Mitel Services that provide any, all, or some combination of the following communications functionalities: voice, video, personal and team messaging, voicemail, contact center, and content sharing, in each case, that is provided and maintained in a single-tenant manner (i.e., with a single or multiple instance(s) of software, whether on-premise or in a virtualized environment, that is dedicated to a single customer), and sold as a perpetual or subscription-based license.

“Mitel Services” means all Offerings of the Mitel Entities that are directly or indirectly Marketed or Sold by any Mitel Entity, including through the Mitel Channel. For the avoidance of doubt, an Offering of another Person that is not a Mitel Entity shall be a Mitel Service if such Offering is Marketed and Sold by any Mitel Entity in a wholesale, re-sale, or “white label” manner.

“NPE” means an entity and each one of its Affiliates if (i) such entity and all its Affiliates collectively derived more than half of their total consolidated gross revenue, measured over the full twelve (12) months preceding a particular date, from Patent Assertion (other than as a result, during such twelve (12) month period, of a damages award or settlement obtained in such period from Patent infringement proceedings brought by such entity or its Affiliates against one or more other entities based on such entities’ sale or distribution of one or more infringing products or services that compete against one or more bona fide commercial products of such entity or its Affiliates, provided that such entity and all its Affiliates collectively did not derive from Patent Assertion an amount equaling more than half of their total consolidated gross revenue measured over the full thirty-six (36) months preceding the particular date), or (ii) the principal goal or plan of such entity and its Affiliates, as of a particular date, is to derive revenue from Patent Assertion, either directly, or indirectly through one or more of its Affiliates.

“NYSE” means the New York Stock Exchange and its successors.

“Offering” means any communications service, product, component, feature, function, application, module, system, portal, software, hardware, platform, technology, or other offering.

“Omitted Licensed Patent” has the meaning set forth in Section 5.4(c).

“On-Premises Solution” means a service, other than a Mitel On-Premises Solution, that provide any, all, or some combination of the following communications: functionalities voice, video, personal and team messaging, voicemail, contact center, and content sharing, in each case, that is provided and maintained in a single-tenant manner (i.e., with a single or multiple instance(s) of software, whether on-premise or in a virtualized environment, that is dedicated to a single customer), and sold as a perpetual or subscription-based license.

“Open Source License” means any license that (i) is considered an open source software license by the Open Source Initiative or a free Software license by the Free Software Foundation, or any license substantially similar to any of the foregoing, including any version of any software licensed pursuant to any version of the GNU General Public License, GNU Lesser/Library General Public License, Apache Software License, Mozilla Public License, BSD License, MIT License, Common Public License, or any derivative of any of the foregoing licenses; or (ii) requires, as a condition of use, modification or distribution of Software subject to such license, that (A) such Software or other Software combined or distributed with such software be disclosed or distributed in source code form, or (B) such Software or other software combined or distributed with such Software or any associated Technology be made available by any member seller without cost (including for the purpose of making additional copies or derivative works).

“Open Source Software” means any Software, freeware, shareware, or other materials that are distributed as “free software” or “open source software” or are otherwise generally distributed publicly or made publicly available under terms of an Open Source License.

“Other IP Rights” means Intellectual Property Rights other than Patents, Trademarks, or Internet Properties.

“Patent Assertion” means any of the following assertions of rights under a Patent against another Person (a) a written demand, allegation or assertion of a claim of infringement or an invitation to license, that would lead a recipient to understand that such demand, allegation, or assertion or refusal of such invitation will likely result in a claim, action, or proceeding in a judicial, administrative, or other governmental body, including but not limited to a court (in any country) or the U.S. International Trade Commission for infringement of such Patent for the primary purpose of deriving royalties or other monetary compensation (a “Filed Claim”), or (b) the commencement or subsequent pursuit of a Filed Claim.

“Patent Assignment Agreement” means a Patent Assignment Agreement in substantially the form attached hereto as Exhibit B.

“Permitted Liens” means, with respect to any Person, any of the following: (i) liens for Taxes, assessments and governmental charges or levies either (A) not yet delinquent or (B) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the financial statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests, in each case, imposed by Law and arising in the ordinary course of business, that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) recorded leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) solely with respect to real property, defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that, individually or in the aggregate, do not, and would not reasonably be expected to, impair in any material respect the current use of the applicable real property; (vii) any non-exclusive license to or covenant not to sue with respect to any Intellectual Property Rights; (viii) liens pursuant to any Person’s indebtedness; and (ix) statutory, common law or contractual liens, or other encumbrances of record securing payments not yet due (other than indebtedness), including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any leased real property unless caused by such Person or any of its Subsidiaries.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity (or any department, agency, or political subdivision thereof), or any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the date hereof.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the date hereof.

“Purchased Assets” means all of the right, title and interest of Guarantor and its Subsidiaries in and to the following assets, properties and rights, whether tangible or intangible, personal or mixed, wherever located and whether or not reflected on the books and records of any of the Seller Entities:

(a) the CL Technology and MiC Technology (the “Transferred Technology”);

(b) the Transferred IP Rights, including any Seller Entity’s right to register, prosecute, maintain or record any such Intellectual Property Rights and all rights to seek and recover damages for the past, present or future infringement of any of the foregoing; and

(c) the Transferred Patent Records.

For the avoidance of doubt, the Purchased Assets shall not include (i) any Contracts of any party of any kind, (ii) any accounts receivable or other receivables, (iii) any computers, hardware or other tangible personal property, (iv) any Intellectual Property Rights other than Transferred IP Rights, (v) any Licensed IP, (iv) any Internal Support Technology, (vi) any Technology that is not Transferred Technology, and (vi) any Excluded Assets.

“Purchaser Charter Documents” means the Certificate of Incorporation and the Bylaws.

“Purchaser Common Stock” means the Class A common stock, par value $0.0001 per share, of Purchaser.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement provided by Purchaser to Seller.

“Purchaser Equity Awards” means each compensatory equity award granted by Purchaser, whether granted under a Purchaser Stock Plan or otherwise, that relates to Purchaser Common Stock.

“Purchaser Intellectual Property” means any Intellectual Property that is owned in whole or in part or purported to be owned in whole or in part, by Purchaser or any of its Subsidiaries, excluding, for the avoidance of doubt, any Purchased Assets.

“Purchaser Preferred Stock” means the preferred stock, par value $0.0001 per share, of Purchaser.

“Purchaser Stock Plan” means Purchaser’s 2003 Equity Incentive Plan, Purchaser’s 2010 Equity Incentive Plan, Purchaser’s 2013 Incentive Equity Plan, Purchaser’s Amended and Restated Employee Stock Purchase Plan, and each other employee benefit or compensation plan of Purchaser that provides for the award of rights of any kind to receive shares of Purchaser Common Stock or benefits measured in whole or in part by reference to shares of Purchaser Common Stock, and in each case, all award agreements thereunder.

“Registered Intellectual Property” means (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) domain name registrations and (e) any other Intellectual Property that is the subject of an application or registration issued, filed with, or recorded by any Governmental Entity or domain name registrar.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Representative” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, officers, employees, agents, contractors, subcontractors, or other representatives of such Person and its Affiliates.

“Restricted Person” means any person listed on or covered by any list of sanctioned or restricted persons for export, import, sanctions, government contracting or related reasons administered by any government in which any Seller Entity conducts business, including the United States, Russia, and India. The lists include but are not limited to the Bank of England Financial Sanctions List, List of Denied Persons and Entity List administered by the U.S. Department of Commerce, the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of Treasury, European Union Sanctions List, United Kingdom Proscribed Terrorist Groups, and the United Nations Security Council Sanctions.

“Retained Invention” means an invention or discovery made by any employee or consultant of Grantor or is Subsidiaries in connection with the conduct of the MiC Business or CloudLink Activities during the two-year period immediately preceding the date of this Agreement that has been disclosed in an invention disclosure maintained by Guarantor’s or its Subsidiaries’ Patent and invention disclosure process, or other procedures used by Guarantor and its Subsidiaries in connection with their Patent prosecution processes to identify employee-created inventions discoveries which invention or discovery if claimed in an issued Patent would absent license thereto as granted to Purchaser under this Agreement, be infringed by (1) the Seller Entities’ conduct of the MiC Business or the CloudLink Activities; (2) the Use or Exploitation of MiCloud Connect, CloudLink, Mitel Connectors or the Core Softphone Library by Purchaser or its Affiliates; or (3) the Use or Exploitation of any features or functionality of MiCloud Connect, CloudLink, Mitel Connectors or the Core Softphone Library in any form of Technology.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means all schedules, forms, reports statements, certifications, prospectuses, registration statements and documents with the SEC that have been required to be filed or furnished, as the case may be, by it pursuant to applicable Laws, together with all exhibits and schedules thereto and all information incorporated therein by reference.

“Securities Act” means the Securities Act of 1933.

“Sell” (including, with correlative meanings, the terms “Sale”, “Sold”, and “Selling”) means, with respect to an Offering, the sale, resale, license, delivery, or other provision of such Offering, whether by way of migration, a new purchase, or otherwise, including the execution of a new Contract and the renewal, amendment or modification of an existing Contract..

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement provided by Seller to Purchaser.

“Seller Employees” mean any and all current and former employees and contractors of the Seller Entities.

“Seller Hybrid Patents” means those Listed Licensed Patents identified in the Seller Disclosure Schedule as a “Hybrid Patent.”

“Seller Licensed IP Rights” mean the Seller Licensed Other IP Rights and the Seller Licensed Patents.

“Seller Licensed Other IP Rights” means all Other IP Rights (other than Transferred Other IP Rights) owned by Guarantor or any of its Subsidiaries as of the date of this Agreement or at any relevant time thereafter.

“Seller Licensed Patents” means (i) the Patents set forth on Section 1.1(e) of the Seller Disclosure Schedules (the “Listed Licensed Patents”), (ii) any Omitted Licensed Patent that may be added to such Schedule in accordance with Section 5.4(c), (iii) the Future Patents, and (iv) any foreign counterparts to any of the foregoing.

“Software” means any and all computer programs, including any and all application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers and binary libraries, and software implementations of algorithms, models and methodologies, whether in source code or object code form, as well as related documentation, guides, wikis, developer notes and similar materials.

“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable U.S. federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or financings or other sources, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means any taxable period beginning on or before and ending after the date hereof.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Tax” means any U.S. federal, state, local and foreign income, gross, franchise, windfall or other profits, receipts, capital, sales, use, ad valorem, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, and occupation tax, and any other levy, fee, impost, duty or similar governmental charge, together with all interest and penalties thereon and addition thereto imposed by any Governmental Entity.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration, determination, regulation, collection, levy, assessment, enforcement or the imposition of any Tax.

“Technology” means embodiments of Intellectual Property Rights, including documentation, materials, data, databases, Software or other works of authorship, and know-how or knowledge of employees, relating to, embodying, or describing processes, algorithms, inventions, methods, designs, formulae, recipes, and other technical information.

“Transferred Derivative Other IPR” means all Other IPR embodied in the Transferred Derivatives.

“Transferred Derivatives” means, collectively, all (a) MiC Derivatives and (b) CL Transferred Derivatives.

“Transferred IP Rights” means (i) the Transferred Patents and the Registered Intellectual Property set forth in Section 1.1(b) of the Seller Disclosure Schedules and (ii) any and all Company-Owned Intellectual Property Rights (other than Patents, Marks and other Registered Intellectual Property) that are embodied by (1) the MiC Technology (the “MiC IP Rights”), or (2) the CL Technology (the “CL IP Rights”); provided that the Transferred IP Rights do not include any Intellectual Property Rights in or embodied by the Mitel Connectors or the Core Softphone Library.

“Transferred IP/Technology” means, collectively, Transferred IP Rights and Transferred Technology.

“Transferred Patent Records” means, collectively, the following items to the extent maintained by the Seller Entities in the ordinary course and related to the Transferred Patents: (i) (a) books, records, manuals, lists and reports, correspondence, engineering drawings, notebooks and logbooks to the extent exclusively related to the Transferred Patents, (b) invention notebooks to the extent exclusively related to the Transferred Patents, and (c) all files, documents and tangible materials to the extent exclusively relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Transferred Patents, and (ii) all correspondence to and from any Registration Office with respect to any Transferred Patents, but, for the avoidance of doubt, excluding in each case any of the foregoing, those portions of the foregoing (1) to the extent relating to any of the Seller Entities’ businesses other than the MiC Business or to uses of CloudLink other than for the CloudLink Activities or (2) that are subject to privilege.

“Transferred Patents” means the Patents set forth in Section 1.1(b) of the Seller Disclosure Schedules.

“Transferred Products” means, collectively, CL and MiCloud.

“Transition Services Agreement” means the Transition Services Agreement between Purchaser and Mitel Networks, Inc., a Delaware corporation, dated on or around the date of this Agreement.

“TSA Deliverables” means all Company-Owned Technology provided to Purchaser or its Affiliates by or on behalf of Guarantor or any of its Subsidiaries in connection with the performance of their obligations under the Transition Services Agreement (excluding CL TSA Updates).

“Use” and variations thereof, shall mean, to make, have made, use, sell, offer for sale, and import and, additionally as to a Patent, to practice any method or process claimed in such Patent.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section

Agreement	Preamble
Assignment Agreement	Recitals
Board	4.3(a)
Capitalization Date	4.2(a)
Change	Definition of Material Adverse Effect
Closing	2.2(a)
Common Stock	4.2(a)
Copyrights	Definition of Intellectual Property
Enforceability Exceptions	4.3(a)
Excluded Assets	2.4
Guarantor	Preamble
Internet Properties	Definition of Intellectual Property
Listed Licensed Patents	Definition of Seller Licensed Patents
Marks	Definition of Intellectual Property
MiC IP Rights	Definition of Transferred IP Rights
Parties	Preamble
Patents	Definition of Intellectual Property
Periodic Taxes	6.3

Purchaser	Preamble
Purchaser SEC Reports	4.5(a)
Purchaser Securities	4.2(d)
Registered Transferred IP	Section 3.11(a)
Relevant Matters	8.7(a)
Seller	Preamble
Seller Financial Statements	27
Seller Liabilities	2.4
Trade Secrets	Definition of Intellectual Property
Transaction	Recitals
Transfer Taxes	6.2

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller and the other Seller Entities, in each case at the Closing, all of Seller’s and the other Seller Entities’ right, title and interest in and to the Purchased Assets as of the Closing, free and clear of all Liens (other than Permitted Liens of the nature described in clauses (i) through (vii) and (ix) of the definition of Permitted Liens)).

Section 2.2 Closing.

(a) The closing of the Transaction (the “Closing”) shall take place at 4:00 p.m. (Prevailing Eastern Time) on November 9, 2021 by remote electronic exchange of documents or at such other time as shall be mutually agreed between the Seller and Purchaser. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b) At the Closing, Seller and each other applicable Seller Entity shall deliver, or cause to be delivered, to Purchaser:

(i) the Purchased Assets, excluding (a) any versions of MiCloud Connect other than the Current MiC Software and (b) any version of CloudLink other than the Current CL Software;

(ii) a copy of the Core Softphone Library and Mitel Connectors;

(iii) the Domain Name Assignment Agreement;

(iv) the Patent Assignment Agreement;

(v) a duly executed IRS Form W-9 from each Seller Entity (or, if such Seller Entity is a “disregarded entity” within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), the entity that is treated as the transferor of property for U.S. federal income Tax purposes) that is a United States Person, within the meaning of Section 7701(a)(30) of the Code;

(vi) the Fairness Opinion; and

(vii) the Assignment Agreement.

(c) Delivery by Electronic Transmission. Any Purchased Assets, Core Softphone Library and Mitel Connectors that can be transferred by so-called “load and leave” procedures or by electronic transmission, in each case, as described in California Board of Equalization Sales and Use Tax Regulations Section

1502(f)(1)(D), shall be so transferred by either (i) the Seller Entities installing the Purchased Assets on Purchaser’s computer(s) without providing any storage media to Purchaser in connection with the transfer, or (ii) remote telecommunications, where Purchaser does not obtain possession of any tangible personal property, such as storage media, in connection with the transfer, and the Seller Entities and Purchaser shall prepare and retain in their business records contemporaneous documentation of such transfers. This Agreement is intended to constitute a “technology transfer agreement” within the meaning of California Revenue and Taxation Code Section 6011(10) and California Board of Equalization Sales and Use Tax Regulations Section 1507.

(d) Source Code Delivery. Without limiting the Seller Entities’ obligations to deliver the Purchased Assets, the Seller Parties’ shall use commercially reasonable efforts to deliver the Software source code and object code included in the Purchased Assets, and the Core Softphone Library to Purchaser electronically in a secure source code repository designated by Purchaser no later than December 17, 2021, pursuant to Section 2.2(c) and in accordance with Purchaser’s reasonable direction.

Section 2.3 Purchase Price.

(a) In consideration for the Purchased Assets, the Seller Licensed IP Rights and the other obligations of Seller pursuant to this Agreement, at the Closing, Seller shall be entitled to receive an aggregate amount of consideration equal to the sum of (i) the Closing Cash Consideration, (ii) the Total Holdback Payment (if any) in accordance with Section 2.3(c), and (iii) the Stock Consideration (collectively, the “Purchase Price”).

(b) At the Closing, Purchaser shall deliver to Seller (i) the Closing Cash Consideration and (ii) evidence in book entry form, issued in the name of Seller (or its nominee in accordance with its delivery instructions), representing one million two-hundred eighty-one thousand five-hundred four (1,281,504) shares of Purchaser Common Stock (the “Stock Consideration”).

(c) Seller may be entitled to receive, and Purchaser may be required to pay to Seller, after the Closing, the additional payments set forth on Schedule 2.3(c), subject to the terms and conditions set forth therein.

Section 2.4 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Guarantor and its Subsidiaries shall retain, and Purchaser shall not acquire, any direct or indirect right, title and interest in and to, (i) any assets of Guarantor or its Subsidiaries other than the Purchased Assets, including, for the avoidance of doubt, any refunds, credits, overpayments or other recoveries of, against or in respect of any Taxes imposed on or with respect to the Purchased Assets, the MiC Business or the CloudLink Activities for a Pre-Closing Tax Period or any Taxes of or imposed on Seller or any of its Affiliates and (ii) any CC Technology ((i) and (ii), collectively, the “Excluded Assets”).

Section 2.5 Seller Liabilities.

(a) Subject to the terms of this Agreement, Seller and its Affiliates shall retain, and Purchaser and its Affiliates shall not assume or be liable for any of, the following Liabilities (collectively, the “Seller Liabilities”):

(i) any and all Liabilities in connection with Third Party Claims (including claims alleging infringement of Intellectual Property Rights), to the extent relating to or arising out of (A) any use of the Purchased Assets (including the MiC Technology and the CL Technology) prior to the Closing or (B) any use by Guarantor and its Subsidiaries of the Purchased Assets licensed from Purchaser after the Closing (other than with respect to Technology which is not a Purchased Asset and delivered by Purchaser or its Affiliates for Guarantor or its Subsidiaries to use with a Purchased Asset and such use is pursuant to Purchaser’s or its Affiliates’ direction),

(ii) any and all Liabilities for which any Seller Entity or any of their Affiliates expressly has responsibility pursuant to this Agreement or any Transaction Document,

(iii) any fees or expenses incurred by or on behalf of any Seller Entity or any of their Affiliates in connection with this Agreement, any of the Transaction Documents or the Transaction, other than pursuant to that certain letter agreement, dated as of November 6, by and among Purchaser and MLN TopCo Ltd. (the “Financial Advisory Cost Sharing Letter”),

(iv) any indebtedness of any Seller or any of their Affiliates,

(v) accounts payable or other payables of any Seller Entity or any of their Affiliates, including all Employee Compensation Expenses,

(vi) any Taxes for any Pre-Closing Tax Period imposed with respect to the use or ownership of the Purchased Assets by Seller and Seller Entities (including any Taxes that are the subject of the Tax audits set forth in Section 3.10 of the Seller Disclosure Schedules), allocated, in the case of any Straddle Period, in accordance with Section 6.3,

(vii) Taxes of Seller and Seller Entities for any taxable period, including Taxes of any Person for which Seller or Seller Entities are liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract, and

(viii) Transfer Taxes borne by Seller pursuant to Section 6.2 and any other Taxes of Seller or Seller Entities incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement, other than, in the case of each of clauses (vi) and (vii) above and this clause (viii), any Taxes described in Section 2.6(a)(iii) or Section 2.6(a)(iv).

For the avoidance of doubt, the Purchaser’s obligations regarding indemnification under Section 7.2(b)(i)-(ii) shall not constitute Seller Liabilities.

Section 2.6 Purchaser Liabilities.

(a) Subject to the terms of this Agreement and excluding the Seller Liabilities, at the Closing, Purchaser shall assume and agrees to pay, discharge or perform when due only the following Liabilities (collectively, the “Purchaser Liabilities”), and no others:

(i)

any and all Liabilities in connection with Third Party Claims (including claims alleging infringement of Intellectual Property Rights), to the extent relating to or arising out of any use of the Purchased Assets (including the MiC Technology and the CL Technology) after the Closing by Purchaser or its Affiliates, excluding the Liabilities described in Section 2.5(a)(i),

(ii)	any and all Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to this Agreement or any Transaction Agreement,

(iii)	all Taxes relating to the Purchased Assets attributable to a Post-Closing Tax Period, other than any Transfer Taxes borne by Seller pursuant to Section 6.2, and

(iv)	Transfer Taxes borne by Purchaser pursuant to Section 6.2.

For the avoidance of doubt, Seller’s obligations regarding indemnification under Section 7.2(a)(i)-(ii) shall not constitute Purchaser Liabilities.

Section 2.7 Purchase Price Allocation. Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price and any other items that are treated as additional consideration for applicable Tax purposes to Class VI (intangibles) and Class VII (goodwill and going concern) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price and any other amounts treated as consideration for applicable Tax purposes. None of Seller, Purchaser or any of their respective Affiliates shall take any position inconsistent with the Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law). In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

Section 2.8 Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise deliverable pursuant to Article II of this Agreement such amounts as Purchaser is required to deduct and withhold with respect to any such deliveries and payments under any provision of state, local, provincial or foreign Law. Purchaser shall use commercially reasonable efforts to give notice to Seller reasonably in advance of making any payments pursuant to this Agreement that are anticipated to result in withholding and shall reasonably cooperate with Seller to mitigate or eliminate any such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such recipients in respect of which such deduction and withholding was made; provided that, if and to the extent any such amounts are required to be deducted or withheld with respect to a payment otherwise payable hereunder solely as a result of Purchaser (or its assignee or designee) assigning its obligation to make such payment to a Person that is tax resident in a jurisdiction other than the United States or that makes such payment from a jurisdiction other than the United States (such Person, the “Non-U.S. Assignee Payor”), such Non-U.S. Assignee Payor shall gross up such payment such that the Person receiving such payment receives the full amount otherwise payable pursuant to this Agreement after giving effect to such deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth, subject to Section 8.13, in a corresponding identified section of the Seller Disclosure Schedules, Seller represents and warrants to Purchaser that:

Section 3.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each other Seller Entity is a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits. Each of Seller and each other Seller Entity has the requisite corporate power and authority to conduct the MiC Business and the CloudLink Activities as they are presently being conducted and to own, lease or operate the Purchased Assets, except, in each case, where the failure to have such corporate power and authority would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits.

Section 3.2 Authority; Non-Contravention.

(a) Each Seller Entity has the requisite corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party; (ii) perform its respective covenants and obligations hereunder and thereunder; and (iii) consummate the Transaction and the other transactions contemplated by the Transaction Documents, as applicable. The execution and delivery of this Agreement and the other Transaction Documents by Seller and each other Seller Entity that is a party thereto, the performance by Seller and each other Seller Entity of their respective covenants and obligations hereunder and thereunder, and the consummation of the Transaction and the other transactions contemplated by the Transaction Documents, have been duly authorized and approved by the board of directors, or other equivalent governing body, of Seller and each other Seller Entity, as applicable, and no other corporate action on the part of Seller or each other Seller Entity is necessary to authorize the execution and delivery by Seller and each other Seller Entity of this Agreement and the other Transaction Documents, as applicable, the performance by Seller and each other Seller Entity of their respective covenants and obligations and the consummation of the Transaction and the other transactions contemplated by the Transaction Documents. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller and each other Seller Entity that is a party thereto and, assuming the due authorization, execution and delivery by Purchaser, as applicable, constitutes a legal, valid and binding obligation of Seller and each other Seller Entity that is a party thereto, enforceable against Seller or such other Seller Entity in accordance with its terms, subject to the Enforceability Exceptions (as defined below).

(b) The execution and delivery of this Agreement and the other Transaction Documents by Seller and each other Seller Entity that is a party thereto, the performance by Seller and each other Seller Entity of their respective covenants and obligations hereunder and thereunder, and the consummation of the Transaction and the other transactions contemplated by the Transaction Documents do not and would not reasonably be expected to (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Seller or the comparable organizational documents of any of the other Seller Entities; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration pursuant to any material Contract to which Seller or any Seller Entity is a party; (iii) assuming the Governmental Authorizations referred to in Sections 3.3 and 4.4 are made and obtained, violate or conflict with any Law applicable to any Seller Entity, the MiC Business or the conduct of the CloudLink Activities or by which any properties or assets of any Seller Entity are bound; or (iv) result in the creation or imposition of any Lien on any Purchased Assets (other than Permitted Liens), except in the case of each of clauses (ii), (iii) and (iv) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits.

Section 3.3 Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents by Seller and each other Seller Entity, as applicable, the performance by Seller and each other Seller Entity of their respective obligations hereunder and thereunder and the consummation by them of the Transaction or the other transactions contemplated by the Transaction Documents, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits.

Section 3.4 Title to Purchased Assets. The Seller Entities own all right, title and interest in and to all of the Purchased Assets free and clear of all Liens, other than Permitted Liens, and have good and transferable title to all of the Purchased Assets. None of the Purchased Assets is owned, exclusively or jointly, by any Person other than Seller Entities. At the Closing, Purchaser will own all right, title and interest in and to the Purchased Assets, free and clear of all Liens, other than Permitted Liens, subject, for the avoidance of doubt, in the case of Transferred Patents, to the Purchaser recording the Intellectual Property assignments with the appropriate Governmental Entities. Nothing in this Section 3.4 is intended to or shall be treated as a representation of non-infringement with respect to Intellectual Property, which is addressed exclusively in Section 3.11.

Section 3.5 Restrictions on Business Activities. There is no Contract to which any Seller Entity is a party (non-competition or otherwise) that has or would reasonably be expected to have the effect of prohibiting or materially impairing the Use or Exploitation of the Purchased Assets by any Seller Entity in the manner Used and Exploited by, or currently planned as of the date of this Agreement in a written roadmap, to be Used and Exploited by, the Seller Entities as of the date of this Agreement and which would so impair the Use and Exploitation of the Purchased Assets by Purchaser in the same manner after the Closing.

Section 3.6 Material Adverse Effect.

(a) Since January 1, 2021 and through the date of this Agreement, there has not occurred any Change that has had or would be reasonably expected to have, either individually or in the aggregate with all such other Changes, a Material Adverse Effect on the Purchased Assets, the MiC Business or the CloudLink Activities.

(b) Since January 1, 2021 and through the date of this Agreement, there has been no (i) sale, lease, license, transfer or other disposition of any material Purchased Assets, other than in the ordinary course of business, or (ii) purchase, lease or other acquisition of any material Purchased Assets, other than in the ordinary course of business.

Section 3.7 Seller Financial Statements. Section 3.7 of the Seller Disclosure Schedules sets forth the Seller Entities’ (i) audited consolidated balance sheet as of December 31, 2020 and the related consolidated statements of operations, cash flows, and stockholders’ equity for the twelve (12) month period then ended (the “Audited Year-End Financials”) and (ii) the unaudited consolidated balance sheet as of September 30, 2021, and the related unaudited consolidated statements of operations, cash flows, and stockholders’ equity for the nine (9) month period then ended (together with the Audited Year-End Financials, the “Seller Financial Statements”). The Seller Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that any unaudited Seller Financial Statements need not contain footnotes and other presentation items that may be required by GAAP). The Seller Financial Statements present fairly in all material respects the Seller Entities’ consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The books and records of each Seller Entity from which the Seller Financial Statements were derived have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, GAAP) and the Seller Financial Statements are consistent with such books and records.

Section 3.8 Indebtedness. Except as set forth on Section 3.8 of the Seller Disclosure Schedules (any Indebtedness set forth or required to be set forth on such Section of the Seller Disclosure Schedules, collectively, the “Seller Indebtedness”) or on the Seller Financial Statements, no Seller Entity has any outstanding Indebtedness in excess of $5,000,000 individually. The Seller has made available to Purchaser true, correct and complete copies of the First Lien Credit Agreement dated as of November 30, 2018 by and among MLN TopCo Ltd., MLN UK HoldCo Limited (now known as Mitel Networks (International) Limited), MLN US TopCo Inc., MLN US HoldCo LLC, the lenders and issuing banks party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “First Lien Credit Agreement”), and the Second Lien Credit Agreement, dated as of November 30, 2018 by and among MLN TopCo Ltd., MLN UK HoldCo Limited (now known as Mitel Networks (International) Limited), MLN US TopCo Inc., MLN US HoldCo LLC, the lenders and issuing banks party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), including all amendments thereto (the “Seller Indebtedness Contracts”). Since January 1, 2020, (a) no Seller Entity has violated or breached, or committed any default under, any Seller Indebtedness Contract; (b) to the Seller’s Knowledge, no other Person that is party to any Seller Indebtedness Contract has violated or breached, or committed any default under, any such Seller Indebtedness Contract; (c) no Seller Entity has engaged in, and no lender of Seller Indebtedness has requested, any discussions or negotiations, regarding entered into any amendment, forbearance, covenant waiver, work-out, restructuring, including any chapter 11 proceeding or other foreign insolvency proceeding, or other modification or compromise of any Seller Indebtedness or Seller Indebtedness Contract, other than that certain Amendment No. 1 dated as of October 22, 2020 to the First Lien Credit Agreement (the “Credit Agreement Amendment”); (d) to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Seller Indebtedness; (ii) give any Person the right to declare a default or exercise any remedy under any Seller Indebtedness Contract; (iii) give any Person the right to accelerate the maturity or performance of any Seller Indebtedness; or (iv) give any Person the right to cancel, terminate or modify any Seller Indebtedness Contract; (e) no Seller Entity has received any written (or, to the Knowledge of the Seller, other) notice regarding any actual or alleged violation or breach of, or default under, any Seller Indebtedness Contract; (f) no Seller Entity has waived any of its rights under any Seller Indebtedness Contract, other than under the Credit Agreement Amendment; (g) each Seller Entity has fulfilled all obligations, if any, required to have been performed by it pursuant to the Seller Indebtedness Contracts; and (h) no Person has threatened in writing (or, to the Knowledge of the Seller, otherwise) to terminate or refuse to perform its obligations under any Seller Indebtedness Contract (regardless of whether such Person has the right to do so under such Contract). The Liens on the Purchased Assets securing the obligations under the Credit Agreements will be released upon Closing.

Section 3.9 Compliance with Laws.

(a) Since January 1, 2020, Seller and each other Seller Entity has been in compliance with all Laws, including those that are applicable to the Purchased Assets or to the conduct or operations of the MiC Business or the conduct of the CloudLink Activities, and neither Seller nor any of the other Seller Entities has received any written or, to the Knowledge of Seller, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, rights, employees, business or operations are or were bound or affected, including with respect to the Purchased Assets or to the conduct or operations of the MiC Business or the conduct of the CloudLink Activities, nor, to the Knowledge of Seller, is any Seller Entity currently threatened with or under any investigation by a Governmental Entity with respect to, any charge concerning noncompliance with any Laws except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits.

(b) Except as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits, since December 1, 2018, none of the Seller Entities nor any of their respective officers, directors, employees or, to the Knowledge of the Seller, agents or any other Person acting on behalf of any Seller Entity or any Affiliate thereof, in each case, with respect to the Purchased Assets, the MiC Business or the CloudLink Activities, has provided, attempted to provide, promised, made or accepted, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, gifts, bribes, payoffs or kickbacks), directly or indirectly, to or from any Person, including a Governmental Official, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a Governmental Official or other Person in their official capacity; (iii) inducing a Governmental Official or other Person to do or omit to do any act in violation of their lawful duties; (iv) inducing any Governmental Official or other Person to use their influence improperly including with a Governmental Entity to affect or influence any act or decision, including of a Governmental Entity; (v) directing business to another; or (vi) securing any advantage, in each case, in violation of any Anti-Corruption Laws. Except as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits, since December 1, 2018, none of the Seller Entities nor any of their respective officers, directors, employees or agents or other Person acting on behalf of such Seller Entity, with respect to the Purchased Assets, the MiC Business or the CloudLink Activities, has, to the Knowledge of Seller, been under investigation by any Governmental Entity for (or conducted any internal or government-initiated investigation, made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency, or received any written notice from a Governmental Entity, regarding) any violation of any Anti-Corruption Laws. No officer, director, employee or holder of any equity interest in any Seller Entity is a Governmental Official. To the Knowledge of Seller, there are no actions, conditions or circumstances pertaining to the Seller Entities’ or Affiliates’ activities that would reasonably be expected to give rise to any future material Legal Proceedings under any Anti-Corruption Laws with respect to the Purchased Assets, the MiC Business or the CloudLink Activities. Except as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits, since December 1, 2018, (i) no Seller Entity, nor any of their respective officers, directors, employees, nor, to the Knowledge of Seller, distributors, resellers, consultants, agents or other third parties acting on behalf of any Seller Entity, with respect to the Purchased Assets, the MiC Business or the CloudLink Activities, used any corporate funds to maintain any off-the-books funds or engaged in any off-the-books transactions nor has any of the before stated parties falsified any documents, and (ii) the Seller Entities have maintained sufficient internal controls and compliance programs to detect and prevent violations of the Anti-Corruption Laws and ensure its books and records are accurately maintained.

(c) Except as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits, since December 1, 2018, each Seller Entity has conducted all transactions with respect to the Purchased Assets, the MiC Business and the CloudLink Activities in accordance with all applicable import/export and trade sanctions laws and regulations, including those under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120- 130; and Treasury (Office of Foreign

Assets Control) codified at 31 CFR, Parts 500-599) and all comparable applicable export and import Laws outside the United States for each country where the Seller Entities conduct the MiC Business or the CloudLink Activities or operate or maintain the Purchased Assets (collectively, “Trade Laws”). There are no material pending or, to the Knowledge of Seller, threatened claims against any Seller Entity with respect to such Trade Laws. To the Knowledge of Seller, no Seller Entity is a Restricted Person and no Seller Entity has any presence, directly or indirectly, in a country subject to comprehensive sanctions under the Trade Laws, in each case, in violation of Trade Laws.

(d) Except as would not reasonably be expected, individually or in the aggregate, to be material and adverse to the Purchased Assets or to the performance by Seller or its applicable Affiliates of their obligations under the Transaction Documents, (i) the Seller Entities have all Governmental Authorizations necessary for the ownership and operation of the MiC Business and the CloudLink Activities as presently conducted, and each such Governmental Authorization is in full force and effect or subject to renewal in the ordinary course of business; and (ii) no suspension or cancellation of any such Governmental Authorizations is pending or, to the Knowledge of Seller, threatened.

Section 3.10 Taxes.

(a) Except as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits:

(i) All Tax Returns required to be filed with respect to the Purchased Assets have been timely filed (taking into account applicable extensions); such Tax Returns are true, complete and correct and have been prepared in compliance with applicable Law; all Taxes shown as due on such Tax Returns have been timely paid to the appropriate Taxing Authority;

(ii) no Tax Proceeding is pending or threatened in writing with respect to any Taxes due from any Seller Entity with respect to the Purchased Assets;

(iii) there is no Tax deficiency outstanding, assessed or proposed against Seller or Seller Entities with respect to the Purchased Assets, nor has Seller or any of the Seller Entities executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax which is still outstanding;

(iv) no written claim has been made by any Tax authority in a jurisdiction where Seller or Seller Entities has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(v) there are (and immediately following the Closing there shall be) no Liens for Taxes upon any of the Purchased Assets (other than Liens for Taxes not yet due and payable);

(vi) no Seller Entity is organized under the Laws of a jurisdiction outside of the United States; and

(vii) there are no liens for Taxes on any Purchased Assets of the type described in clause (i)(B) of the definition of Permitted Liens.

(b) No Seller Entity is organized under the Laws of a jurisdiction outside of the United States.

Section 3.11 Intellectual Property.

(a) Registered Transferred IP. Section 3.11(a) of the Seller Disclosure Schedules sets forth: (i) (A) a true and complete list of all registrations and applications for registration of Intellectual Property Rights that are included in the Purchased Assets (the “Registered Transferred IP”), and to the extent such records and lists are maintained in the ordinary course (B) the name of the record owner of each such Intellectual Property Right; (C) the jurisdiction in which such Intellectual Property Right has been registered or filed (or, for Internet Properties, the applicable registrar and expiration date), the applicable application, registration or serial number and the applicable application, filing or registration date; (D) any actions, to the Knowledge of Seller, that must be taken by any Seller Entity within 90 days after the date of this Agreement for the purposes of maintaining, perfecting, or preserving or renewing rights in or to each item of Registered Transferred IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates; and (E) any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world but other than ordinary course, non-adversarial proceedings associated with the application for, or renewal of, any Registered Transferred IP), arbitral body or mediator in which each item of Registered Transferred IP is involved or in which claims are raised relating to the validity, enforceability, scope, ownership, misappropriation or infringement of such item of Registered Transferred IP. Each item of material Registered Transferred IP is subsisting, valid and enforceable, except for pending applications. Seller and the Seller Entities are current in the payment of all registration, maintenance and renewal fees with respect to each item of Registered Transferred IP. Each inventor of a material Transferred Patent was adequately and sufficiently compensated if and to the extent required by applicable Law. No Seller Entity has claimed any status in the application for or registration of any item of Registered Transferred IP, including “small business status,” that would be invalid or inaccurate following the consummation of the Transaction.

(b) Non-Infringement. None of the material Transferred IP Rights are subject to any Judgment adversely affecting the use thereof or rights thereto by Guarantor and its Subsidiaries. Since December 1, 2018, there has been no opposition or cancellation Legal Proceeding pending against Guarantor and its Subsidiaries concerning the ownership, validity, or enforceability of any Registered Transferred IP. Since December 1, 2018, to the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any material Transferred IP Rights, and neither Guarantor nor any of its Subsidiaries has, since December 1, 2018, made any written allegation against a third party of any infringement or misappropriation, or other violation of any material Transferred IP Rights. The Seller Entities Use and Exploitation of the Purchased Assets and conduct of the MiC Business and the CloudLink Activities, including the design, development, use, promotion, marketing, provision, delivery, sale, support, making available, and licensing out of any Transferred Product, does not and has not (i) infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person, or (ii) constituted unfair competition or trade practices under the laws of any jurisdiction, except as would not reasonably be expected, individually or in the aggregate, to be material and adverse to the Purchased Assets or to the performance by Seller or its applicable Affiliates of their obligations under the Transaction Documents. Without limiting the generality of the immediately foregoing sentence, since December 1, 2018 (A) no infringement, misappropriation or similar action, or action alleging unfair competition or trade practices, is pending or, to the Knowledge of Seller, has been threatened against any Seller Entity or, to the Knowledge of Seller, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any Seller Entity with respect to such action and (B) neither Guarantor nor its Subsidiaries has received any written notice (x) alleging that any of the conduct of the MiC Business or CloudLink Activities or any Use or Exploitation of CloudLink, or the Transferred Technology, infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other Person, (y) inviting any Seller Entity to license the Intellectual Property Rights of another Person or (z) seeking indemnification from any Seller Entity in connection with the infringement, misappropriation or violation of any Intellectual Property Rights, except as would not reasonably be expected, individually or in the aggregate, to be material and adverse to the Purchased Assets or to the performance by Seller or its applicable Affiliates of their obligations under the Transaction Documents. Guarantor and its Subsidiaries possess all rights necessary to grant the licenses set forth in Exhibit F, and the grant of such licenses will not conflict with any of their respective obligations owed to third parties.

(c) Intellectual Property Sufficiency.

(i) The Company-Owned Software and Company-Owned Technology which are CL Technology, MiC Technology or Internal Support Tools are all of the Company-Owned Software or Company-Owned Technology, in all material respects, necessary for the conduct of the MiC Business and CloudLink Activities as conducted by Guarantor and its Subsidiaries as of the date of this Agreement.

(ii) The Transferred IP Rights, and the Seller Licensed IP Rights licensed to Purchaser hereunder together constitute all of the Intellectual Property Rights owned by Guarantor or any of its Subsidiaries as of the date of this Agreement that would, absent the ownership thereof by Purchaser or license thereto as granted to Purchaser under this Agreement, be violated, infringed or misappropriated in any material respect by (1) the Seller Entities’ conduct of the MiC Business or the CloudLink Activities as of the date of this Agreement, (2) the Use or Exploitation of MiCloud Connect, CloudLink, Mitel Connectors or the Core Softphone Library by Purchaser or its Affiliates; or (3) the Use or Exploitation of any features or functionality of MiCloud Connect, CloudLink, Mitel Connectors or the Core Softphone Library in any form of Technology (the representation and warranty in this subsection (i) with respect to Patents owned by any Seller Entity, the “Hybrid Patent Sufficiency Representation”).

(iii) Purchaser’s sole remedy in the event the Hybrid Patent Sufficiency Representation is not true and correct is to avail itself of the remedy set forth in Section 5.4(c).

(d) Licensed IP. Section 3.11(d) of the Seller Disclosure Schedules sets forth a true and complete list of all material Licensed IP Contracts.

(e) Title to and Condition of Transferred IP. The Seller Entities exclusively own all right, title and interest to and in the Purchased Assets, including all Registered Transferred IP, free and clear of any Liens (other than Permitted Liens). No Purchased Asset is subject to any Legal Proceeding or outstanding Judgment that restricts in any manner the use, transfer, or licensing thereof or that may affect the validity, use of enforceability thereof in any material respect. Without limiting the generality of the foregoing:

(i)

each Representative of a Seller Entity who is or was involved in the creation or development of any material Transferred IP Rights (each, a “Contributor”) has irrevocably assigned of all such material Transferred IP Rights to one of the Seller Entities, to the extent permitted by Law, either by execution of a patent invention assignment agreement or by operation of Law;

(ii)	no other Person, including any Contributor or former employer of any Contributor, has any claim, ownership right or interest to or in any material Transferred IP Rights;

(iii)

no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or research center were used to develop or create any Transferred IP/Technology such that such entity or any third party would have any right to such Transferred IP/Technology;

(iv)	no Seller Entity has permitted any material Transferred IP Rights that are or were material to its business to enter into the public domain, or to be abandoned or lapse;

(v)

no material Transferred IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation by which a Seller Entity is bound that restricts in any manner the use, transfer or licensing thereof by any Seller Entity; and

(vi)

no Seller Entity has assigned or otherwise transferred ownership of or granted an exclusive license with respect to, or agreed to assign or otherwise transfer ownership of or grant an exclusive license with respect to, any Transferred IP Right that is or was material to a Transferred Product.

(f) Effects on Purchaser. Neither the execution, delivery or performance of this Agreement or any Transaction Document to which a Seller Entity is a party, nor the consummation of the Transaction or any transactions contemplated by a Transaction Document will, with or without notice or the lapse of time, as a consequence of a Contract binding on a Seller Entity, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Transferred IP Rights; (ii) Purchaser or any of its Affiliates, or any Seller Entity, becoming bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses; (iii) the release, disclosure or delivery of any source code that is Transferred Technology (“Seller Source Code”) by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Transferred IP Rights or Intellectual Property Rights of Purchaser or any of its Affiliates, except, for each of clauses (i) through (iv) above, as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits.

(g) Contaminants; Malicious Code.

(i) No Transferred Product: (A) contains any Contaminant, bug, defect or error that materially and adversely affects the use, functionality or performance of such Transferred Product or any product or system containing or used in conjunction with such Transferred Product or that could materially and adversely affect their availability, security, and integrity; or (B) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Transferred Product.

(ii) None of the Transferred Products perform the following functions, without the knowledge and consent of the owner or user of an affected system, network, or device: (A) collect data stored on or transmitted by the system, network, or device; (B) interfere with the owner’s or an authorized user’s control of the system, network, or device; (C) change or interfere with settings or preferences of, or commands installed or stored on, the system, network, or device without the knowledge of the owner or an authorized user of the system, network, or device; (D) change or interfere with data that is stored on or transmitted by the system, network, or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the system, network, or device; (E) cause the system or device to communicate with another system or device without the authorization of the owner or an authorized user of the system or device; or (F) install a computer program or code that may be activated without the knowledge of the owner or an authorized user of the system, network, or device, in each case of (A)-(F) in a way material to the owner or user of an affected system, network, or device.

(h) Trade Secrets.

(i) Each Seller Entity has taken the reasonable steps necessary to protect information included in the Transferred Technology or related to the Transferred Products that is a material Trade Secret, including any such Trade Secrets of a third party provided to any Seller Entity with obligations of confidentiality, and there has been no loss of or unauthorized access to or disclosure of any such material Trade Secrets.

(ii) No Seller Entity, nor any other Person acting on any of their behalves, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or deposited or agreed to deposit with any escrow agent or other Person, any Seller Source Code included in the Transferred Technology, other than disclosures to Representatives bound by confidentiality obligations. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure or delivery of any material Seller Source Code to any Person (including escrow agents) other than a Representative bound by a valid and enforceable invention assignment and confidentiality agreement. Without limiting the generality of the foregoing, no Seller Entity, nor any Person acting on any of their behalves, has made available any Transferred Technology in source code form. Except for Open Source Software, the Transferred Technology will not include or incorporate any material Technology that is not Seller Owned-Technology..

(i) Open Source. No Seller Entity has used, modified, or distributed any Open Source Software in a manner that: (A) could or does require (or could or does condition the use or distribution of such software on) the disclosure, licensing or distribution of any Transferred Technology; (B) imposes any restriction on the consideration to be charged for the distribution of any Transferred IP; (C) grants, or purports to grant, to any third party, any rights or immunities under any Transferred IP Right; or (D) could or does otherwise impose any other limitation, restriction or condition on the right or ability of any Seller Entity to use or distribute any Transferred IP. Each Representative of a Seller Entity has complied in all material respects with each applicable Open Source License, including all requirements pertaining to attribution and copyright notices. For each Open Source Software component that is contained in or distributed with any Transferred Product, or is used by, linked to, incorporated in, or from which any part of any Transferred Product is derived, the Seller Entities are in material compliance with all conditions imposed by the Open Source License for such Open Source Software.

(j) Industry Organizations. Except as set forth in Section 3.11(j) of the Seller Disclosure Schedules, no Seller Entity is currently or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that would as a result thereof require or obligate any of them to grant or offer to any other Person any license or right to any Transferred IP (or that would, following the Closing, require or obligate Purchaser or any of its Affiliates to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights of the Purchaser or such Affiliate).

(k) Retained Inventions. There are no Retained Inventions (the “Retained Invention Representation”).

(l) No Other Licenses. The are no Contracts by which Guarantor and each of its Subsidiaries receives or has a right to receive a license, sublicense, right, immunity, release, or covenant not to sue with respect to Transferred IP Rights or Transferred Derivative Other IPR (“Acquired IPR Agreements”).

Section 3.12 Listed Contracts; Material Contracts.

(a) Section 3.12(a) of the Seller Disclosure Schedules lists all Contracts, as of the date of this Agreement (each Contract satisfying any of the descriptions set forth in this Section 3.12(a), a “Listed Contract”):

(i) pursuant to which any Seller Entity is bound to or has committed to provide any Transferred Product or Transferred IP/Technology to any third party on a most favored nation basis or similar terms;

(ii) relating to the escrow of any Seller Source Code; or

(iii) granting to Guarantor or its Subsidiaries any rights or licenses to the Patents of a third person, the primary purpose of which Contract is the licensing of such Patents and not the delivery or use of any Technology.

(b) The Seller Entities have made available to Purchaser true, correct and complete copies of all Listed Contracts, including all amendments thereto. All Material Contracts are in writing. Except as would not reasonably be expected, individually or in the aggregate, to be material and adverse to the Purchased Assets or to the performance by Seller or its applicable Affiliates of their obligations under the Transaction Documents, each Material Contract is valid and in full force and effect and is enforceable by the applicable Seller Entity in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. No Seller Entity is in material violation or breach of, or in material default under, any Material Contract and, to the Knowledge of Seller, no other Person that is party to a Material Contract is in material violation or breach of, or in material default under, such Material Contract. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to: (i) result in a material violation or breach of any Material Contract; (ii) give any Person the right to declare a material default or exercise any material remedy under any Material Contract; or (iii) give any Person the right to cancel, terminate or materially modify any Material Contract. Guarantor and its Subsidiaries have not received any notice (in writing or otherwise) regarding any actual or alleged material violation or breach of, or material default under, any Material Contract, which material violation, breach or default has not been cured or resolved. Since January 1, 2020, no Seller Entity has made any material waiver of any of its rights under any Material Contract. Since January 1, 2020, no Person has threatened Guarantor or any of its Subsidiaries in writing to terminate or refuse to perform substantially all of its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

Section 3.13 Top End Users, Distributors and Suppliers.

(a) Since January 1, 2021, no Seller Entity has received written notice that any Top End User (i) has substantially reduced or will substantially reduce, the purchase, order and other use of MiCloud, or (ii) will cancel or terminate its relationship or Contract as it relates to the MiC Business for any reason. “Top End User” means the top one hundred (100) End Users of the MiC Business based on contracted annual recurring revenue (determined on an annualized basis for customers having contract terms less than one (1) year), determined as of the nine (9) months ended September 30, 2021. “End User” means a Person who purchases, accesses and uses MiCloud for their own benefit and not that of another Person, whether directly or indirectly.

(b) Since January 1, 2021, no Seller Entity has received written notice that any Top Distributor (i) has substantially reduced or will substantially reduce, the purchase, order and other use of MiCloud or (ii) will cancel or terminate its relationship or Contract with such Seller Entity as it relates to MiCloud for any reason. “Top Distributor” means the top ten (10) channel partners, resellers or distributors, in each case of the MiC Business, by revenues generated for the nine (9) months ended September 30, 2021.

(c) Since January 1, 2021, no Seller Entity has received written notice that any Top Supplier intends to cancel or terminate its relationship with such Seller Entity as it relates to the MiC Business for any reason. “Top Suppliers” means the top ten (10) suppliers or vendors of the MiC Business, whether of products, services, Intellectual Property Rights or Technology or otherwise, by dollar volume of sales and purchases, respectively, for the nine (9) months ended September 30, 2021.

Section 3.14 Legal Proceedings. There are (i) no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Guarantor or any of its Subsidiaries with respect to the Purchased Assets, the MiC Business or the CloudLink Activities and (ii) to the Knowledge of Seller, there is no investigation or other proceeding pending or threatened against any Guarantor or any of its Subsidiaries with respect thereto except, in the case of clauses (i) and (ii), as would not reasonably be expected, individually or in the aggregate, to be material to (x) the Purchased Assets or (y) the Anticipated Benefits.

Section 3.15 Purchase for Investment. Seller acknowledges that the shares of Purchaser Common Stock it will acquire hereunder will not have been registered under the Securities Act or under any state or other applicable securities laws. Seller (a) acknowledges that it is acquiring such shares of Purchaser Common Stock pursuant to an exemption from registration under the Securities Act solely for investment, and with no present intention or view to distribute any of such shares of Purchaser Common Stock to any Person in violation of the Securities Act, (b) will not sell or otherwise dispose of any of such shares of Purchaser Common Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable state securities laws, (c) is knowledgeable, sophisticated and experienced in financial and business matters, fully understands the limitations on transfer and the restrictions on sales of such Purchaser Common Stock and is able to bear the economic risk of its investment and afford the complete loss of such investment and (d) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

Section 3.16 Private Placement Consideration. Seller understands and acknowledges that: (a) its representations and warranties contained herein are being relied upon by Purchaser as a basis for availing itself of such exemption and other exemptions under the securities Laws of all applicable states and for other purposes, (b) no U.S. state or federal agency has made any finding or determination as to the fairness of the terms of the Stock Consideration or any recommendation or endorsement thereof and (c) the shares of Purchaser Common Stock that Seller acquires hereunder are “restricted securities” under the Securities Act inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under applicable securities Laws such shares of Purchaser Common Stock may be resold without registration under the Securities Act only in accordance with an exemption therefrom.

Section 3.17 Solvency. Immediately after the date hereof, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Guarantor and its Subsidiaries, on a consolidated basis, will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents, with the intent to hinder, delay or defraud either present or future creditors of Guarantor or any of its Subsidiaries, nor do the transactions contemplated by this Agreement and the other Transaction Documents constitute a fraudulent transfer or conveyance, or otherwise constitute an avoidable transfer under federal bankruptcy or applicable state Laws. Neither the Guarantor nor any of its Subsidiaries is contemplating the commencement of insolvency proceedings of any character, including, without limitation, bankruptcy, reorganization, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Guarantor, any of its Subsidiaries, or any of its or their assets, and no such insolvency proceedings affecting the Purchased Assets or Guarantor or any of its Subsidiaries is pending, or, to the Knowledge of Seller, threatened.

Section 3.18 Fairness Opinion. Prior to the execution of this Agreement, the Seller Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinion”) of Houlihan Lokey Capital, Inc. Such opinion has been provided to Purchaser for informational purposes and has not been amended or rescinded as of the date of this Agreement.

Section 3.19 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Seller Entities in connection with the Transaction, this Agreement or any other Transaction Documents, in each case for which Purchaser would be responsible, other than the Financial Advisory Cost Sharing Letter.

Section 3.20 No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV or any other Transaction Documents, Seller hereby acknowledges that neither Purchaser nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty, at law or in equity, with respect to Purchaser or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to Seller or any of its Representatives or any information developed by Seller or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser SEC Reports (as defined below) filed on or after January 1, 2020 and at least two (2) Business Days prior to the date of this Agreement (provided that in no event shall any disclosures contained under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” that are not factual and/or historical in nature, any disclosure set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature that are included in any part of any Purchaser SEC Report be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Purchaser contained in this Agreement) (it being agreed and understood that any matter disclosed in such Purchaser SEC Report shall not be deemed disclosed for the purposes of Section 4.1, Section 4.2 and Section 4.3), or, subject to Section 8.13, in a corresponding identified section of the Purchaser Disclosure Schedules, Purchaser represents and warrants to Seller that:

Section 4.1 Organization and Standing.

(a) Purchaser is a corporation duly organized, validly existing and in good standing pursuant to the DGCL. Purchaser has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, assets and rights, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

(b) Purchaser has made available to Seller true, correct and complete copies of the Purchaser Charter Documents, each as amended to the date hereof. Purchaser is not in violation of any provision of the Purchaser Charter Documents.

(c) Each of the Subsidiaries of Purchaser is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization. Each of the Subsidiaries of Purchaser has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Each of the Subsidiaries of Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

Section 4.2 Capitalization.

(a) Capital Stock. The authorized capital stock of Purchaser consists of (i) 1,000,000,000 shares of Purchaser Common Stock, (ii) 250,000,000 shares of Class B Common Stock, and (iii) 100,000,000 shares of Purchaser Preferred Stock. As of September 23, 2021 (the “Capitalization Date”), there were (A) 82,087,514 shares of Purchaser Common Stock issued and outstanding; (B) 10,073,998 shares of Class B Common Stock issued and outstanding; (C) no shares of Purchaser Preferred Stock issued and outstanding; and (D) zero (0) shares of Purchaser Common Stock or Class B Common Stock (collectively, “Common Stock”) held by Purchaser as treasury shares. All issued and outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights and were issued in compliance with all applicable securities Laws.

(b) Purchaser Common Stock. The shares of Purchaser Common Stock to be acquired by Seller hereunder are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights and issued in compliance with all applicable securities Laws. The shares of Purchaser Common Stock to be acquired by Seller hereunder have the terms and conditions and entitle the holders thereof to the rights set forth in Purchaser Charter Documents and are free of restrictions on transfer other than restrictions (i) on transfer under applicable state and federal securities Laws and Liens created by or imposed by Seller and (ii) set forth in the Investor Rights Agreement, to be entered into at the Closing, by and between Purchaser and Seller (the “Investor Rights Agreement”) and the Registration Rights Agreement, to be entered into at the Closing, by and between Purchaser and Seller (the “Registration Rights Agreement”). Assuming the accuracy of the representations of Seller in Article III of this Agreement and subject to the filings described in Section 4.4 below, the shares of Purchaser Common Stock acquired by Seller hereunder were issued in compliance with all applicable federal and state securities Laws.

(c) Stock Reservation, Awards, Warrants and Convertible Notes. As of the Capitalization Date, the Purchaser has reserved 31,707,538 shares of Purchaser Common Stock for issuance pursuant to Purchaser Stock Plans and there are 3,915,372 shares of Purchaser Common Stock underlying outstanding Purchaser Equity Awards.

(d) Purchaser Securities. Except as set forth in this Section 4.2 (including, for the avoidance of doubt, under the Purchaser Stock Plans or the Purchase Equity Awards), as of the Capitalization Date, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, Purchaser; (ii) no outstanding securities of Purchaser or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Purchaser, other than Purchaser’s 0% convertible senior notes due 2025 and Purchaser’s 0% convertible senior notes due 2026; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from Purchaser or any of its Subsidiaries, or that obligate Purchaser or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Purchaser; (iv) no obligations of Purchaser or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Purchaser; and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Purchaser (the items in clauses (i), (ii), (iii), (iv) and (v), collectively, the “Purchaser Securities”).

(e) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, Purchaser; (ii) obligations or binding commitments of any character to which Purchaser or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, Purchaser or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Purchaser Securities; or (iii) other obligations by Purchaser or any of its Subsidiaries to make any payments based on the price or value of any Purchaser Securities. Neither Purchaser nor any of its Subsidiaries is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Purchaser Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Common Stock.

Section 4.3 Authority; Non-Contravention.

(a) Purchaser has the requisite corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Documents; (ii) perform its covenants and obligations hereunder and thereunder; and (iii) consummate the Transaction and the other transactions contemplated by the Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its covenants and obligations hereunder and thereunder, and the consummation of the Transaction and the other transactions contemplated by the Transaction Documents, have been duly authorized and approved by the Board of Directors of Purchaser (the “Board”), and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the other Transaction Documents, the performance by Purchaser of its covenants and obligations and the consummation of the Transaction and the other transactions contemplated by the Transaction Documents. This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller and each other Seller Entity that is a party thereto, as applicable, constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

(b) The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its covenants and obligations hereunder and thereunder, and the consummation of the Transaction and the other transactions contemplated by the Transaction Documents do not and would not reasonably be expected to (i) violate or conflict with any provision of Purchaser Charter Documents; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any material Contract to which Purchaser or any of its Subsidiaries is a party; (iii) assuming the Governmental Authorizations referred to in Sections 3.3 and 4.4 are made and obtained, violate or conflict with any Law applicable to Purchaser or any of its Subsidiaries or by which any of their properties or assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

Section 4.4 Governmental Approvals. Except for (a) the approval for listing on NYSE of the shares of Purchaser Common Stock to be acquired by Seller hereunder, subject to official notice of issuance and (b) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the Transaction or the transactions contemplated by the Transaction Documents, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transaction or the other transactions contemplated by the Transaction Documents, other than such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations the failure of which to obtain, make or give, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Purchaser.

Section 4.5 Purchaser SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2020, Purchaser has timely filed or furnished all SEC Reports (“Purchaser SEC Reports”). Each Purchaser SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) or in the case of registration statements, on the date of effectiveness thereof, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and/or the listing standards and rules of the securities exchange on which Purchaser was listed at the time of such filing, as the case may be, each as in effect on the date that such Purchaser SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), or in the case of registration statements, on the date of effectiveness thereof, each Purchaser SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Purchaser is, and since January 1, 2020 has been, in compliance in all material respects with the applicable provisions and requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the listing standards and rules of the securities exchange on which the Purchaser Common Stock traded. Since January 1, 2020, each principal executive officer and principal financial officer of Purchaser, as applicable, has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are true, correct and complete. There are no outstanding or unresolved comments received from the SEC with respect to the Purchaser SEC Reports or any registration statement filed by Purchaser and to the Knowledge of Purchaser, none of the Purchaser SEC Reports is the subject of ongoing SEC review or investigation. No Subsidiary of Purchaser is, or since January 1, 2020 has been, required to file any forms, reports or documents with the SEC.

(b) The consolidated financial statements (including any related notes and schedules) of Purchaser and its Subsidiaries filed with the Purchaser SEC Reports (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto during the periods and at the dates indicated (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis during the periods involved; and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser and its consolidated Subsidiaries as of the dates thereof or for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments described therein). None of Purchaser or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) that have not been so described in the Purchaser SEC Reports.

(c) Purchaser has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). Purchaser’s disclosure controls and procedures are reasonably designed to ensure that (i) all material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to Purchaser’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2020, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of Purchaser’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since January 1, 2020, the principal executive officer and principal financial officer of Purchaser have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true, correct and complete as of their filing dates. Neither Purchaser nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Purchaser has established and maintains a system of internal controls over financial reporting that are designed to ensure reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Purchaser and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Purchaser and its Subsidiaries are being made only in accordance with appropriate authorizations of Purchaser’s management and the Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Purchaser and its Subsidiaries. Since January 1, 2020, neither Purchaser nor, Purchaser’s independent registered public accounting firm has identified or been made aware of (x) any material weakness in the system of internal control over financial reporting, including the design and operation thereof, used by Purchaser and its Subsidiaries that has not been subsequently remediated; (y) any fraud or illegal act that involves Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Purchaser and its Subsidiaries; or (z) any claim or allegation regarding any of the foregoing. Purchaser’s auditors and the audit committee of the Board have identified or have been made aware of all matters described by the immediately preceding clauses (x) through (z).

(e) Neither Purchaser nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required to be reflected or reserved against on the balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities or obligations (i) reflected or otherwise adequately reserved against in the balance sheet (or the notes thereto) of Purchaser and its Subsidiaries as of June 30, 2021 or in the consolidated financial statements of Purchaser and its Subsidiaries included in Purchaser SEC Reports filed prior to the date of this Agreement or described in the notes thereto; (ii) arising pursuant to this Agreement or the other Transaction Documents or incurred in connection with the Transaction or the other transactions contemplated by the Transaction Documents; (iii) incurred in the ordinary course of business consistent with past practice on or after June 30, 2021; or (iv) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

Section 4.6 Listing and Maintenance Requirements. The Purchaser Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NYSE, and Purchaser has taken no action designed to (or which, to the Knowledge of Purchaser, is reasonably likely to) have the effect of, terminating the registration of the Purchaser Common Stock under the Exchange Act or delisting the Purchaser Common Stock from NYSE, nor has Purchaser received any notification that the SEC or NYSE is contemplating terminating such registration or listing.

Section 4.7 Compliance with Laws.

(a) Since January 1, 2020, Purchaser and each of its Subsidiaries has been in compliance with all Laws that are applicable to Purchaser and its Subsidiaries or to the conduct of the business or operations of Purchaser and its Subsidiaries, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser, and since, January 1, 2020, neither Purchaser nor any of its Subsidiaries has received any written or, to the Knowledge of Purchaser, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, rights, employees, business or operations are or were bound or affected, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser, (i) Purchaser and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect or subject to renewal in the ordinary course of business; (ii) Purchaser and its Subsidiaries are, and since January 1, 2020 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2020, (A) neither Purchaser nor any of its Subsidiaries has received written notice, or, to the Knowledge of Purchaser, oral notice from any Governmental Entity alleging any conflict with or breach of any such Governmental Authorization which remains unresolved and (B) no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of Purchaser, threatened.

(b) Since January 1, 2020, Purchaser, each of its Subsidiaries, each of its and their respective directors and officers, and to Purchaser’s Knowledge, each of its and their respective employees, and agents, and all other Persons acting on its or their behalf, in each case in their capacity as such, is and has been in material compliance with Anti-Corruption Laws. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Purchaser and its Subsidiaries, taken as a whole, since January 1, 2020, none of Purchaser, any of its Subsidiaries, any of its or their respective officers or directors, or to Purchaser’s Knowledge, each of its and their respective agents, employees or other Persons acting on their behalf, in each case in their capacity as such, has, directly or indirectly, (i) been charged with or convicted of violating any Anti-Corruption Laws; (ii) received any written notice, request or citation, or been made aware in writing of any allegation, investigation (formal or informal), inquiry, action, charge or other Legal Proceeding with regard to a potential violation of any Anti-Corruption Law; (iii) established or maintained any unrecorded or improperly recorded fund of corporate monies or other properties or assets or made any false entries on any books of account or other record for any purpose in violation of any Anti-Corruption Laws; (iv) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to government officials or government employees in violation of any Anti-Corruption Laws; (v) made, offered or authorized any unlawful payment, or other thing of value, to a Government Official in violation of any Anti-Corruption Laws; or (vi) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any Anti-Corruption Laws. Purchaser and each of its Subsidiaries have developed and implemented an anti-corruption compliance program that includes internal controls and policies and procedures designed to reasonably promote compliance with all applicable Anti-Corruption Laws.

(c) Since January 1, 2020, none of Purchaser, its Subsidiaries, or any of their respective officers, directors, employees, agents, nor any other Person acting on their behalf, has violated, in any material respect, an applicable Law relating to economic or trade sanctions Laws, export, reexport, transfer, and import control Laws, or antiboycott Laws administered or enforced by a Governmental Entity, including the Trade Laws. Since January 1, 2020, neither Purchaser, nor any of its Subsidiaries has (i) received from any Governmental Entity any written or, to Purchaser’s Knowledge, oral notice, inquiry, or internal or external allegation related to Trade Laws; (ii) made any voluntary or involuntary disclosure to a Governmental Entity related to Trade Laws; or (iii) conducted any material internal investigation concerning any actual or potential violation or wrongdoing related to the Trade Laws. None of Purchaser, its Subsidiaries, or, to Purchaser’s Knowledge, any of their respective officers, directors, employees, agents, nor any other Person acting on their behalf, is a Person (A) that is organized, located or resident in a country or territory with which dealings are broadly prohibited under comprehensive U.S. sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (B) with whom dealings are restricted or prohibited by, or are sanctionable under, any applicable economic or trade sanctions Law; (C) engaged in any unlawful transaction, directly or, knowingly, indirectly, with any Person who is the target of any economic or trade sanctions Law; or (D) that is owned or controlled, directly or indirectly, by any Person identified in (A), (B), or (C).

Section 4.8 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser:

(a) each of Purchaser and its Subsidiaries has duly and timely filed (taking into account valid extensions) all Tax Returns required to be filed by any of them and each such Tax Return is true, correct and complete, and Purchaser and each of its Subsidiaries has timely and properly paid and remitted, or has adequately reserved and accrued (in accordance with GAAP on the appropriate financial statements) for the payment and remittance of, all Taxes (whether or not shown as due on any such Tax Return) that are required to be paid or remitted by any of them (including any Taxes required to be withheld or collected in connection with any amounts paid or owing to any Person);

(b) no audits, investigations, proceedings, actions or other examinations with respect to Tax Returns or Taxes of Purchaser or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing;

(c) Purchaser is not and has not been within the time period specified in Section 897(c)(1A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder; and

(d) none of Purchaser or any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 4.9 Employees. Neither Purchaser nor any of its ERISA Affiliates maintains, sponsors or contributes to or is obligated to maintain, sponsor or contribute to, or has ever maintained, sponsored, or contributed to, or been obligated to maintain, sponsor or contribute to, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (ii) any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither Purchaser nor any of its ERISA Affiliates provides or has ever provided, or is obligated to provide or has ever been obligated to provide, retiree or other post-termination medical or welfare benefits, except as required by Law.

Section 4.10 Intellectual Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser, (i) to the Knowledge of Purchaser, Purchaser owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property Rights needed for the operation of Purchaser’s business without any known conflict with, or infringement of, the rights of others, (ii) other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Purchaser Intellectual Property, nor is Purchaser bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other Person, (iii) none of Purchaser or any of its Subsidiaries has received any notice alleging that Purchaser or any of its Subsidiaries has violated or, by conducting its business, would violate any of the Intellectual Property Rights of any other Person and Purchaser is not aware that such notice may be forthcoming, or (iv) each employee and consultant engaged in the development of any material Intellectual Property for Purchaser or any of its Subsidiaries has entered into Purchaser’s standard employee invention assignment and confidentiality agreement.

Notwithstanding anything in this Agreement to the contrary, this Section 4.10 sets forth the sole and exclusive representations and warranties of Purchaser relating to Intellectual Property.

Section 4.11 Legal Proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser, there are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries.

Section 4.12 Related Party Transactions. Except for compensation and other employment arrangements entered into in the ordinary course of business consistent with past practice, there are no Contracts, transactions, arrangements or understandings between Purchaser or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer but not including any wholly owned Subsidiary) thereof, or any stockholder that, to the Knowledge of Purchaser, beneficially owns 5% or more of the Purchaser Common Stock, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in Purchaser’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.13 No Other Seller Representations or Warranties. Except for the representations and warranties expressly set forth in Article III or any other Transaction Documents, Purchaser hereby acknowledges that neither Guarantor nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty, at law or in equity, with respect to Guarantor or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to Purchaser or any of its Representatives or any information developed by Purchaser or any of its Representatives.

ARTICLE V

COVENANTS

Section 5.1 Publicity. Purchaser and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the Transaction and shall not issue any such press release or make any such public statement without the other party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except (a) as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice or consultation as is feasible) or (b) such public statements principally directed to employees, suppliers, customers, partners or vendors that reconvey previous press releases or public statements issued in accordance with this Agreement.

Section 5.2 NYSE Listing of Shares. Purchaser shall promptly apply to cause the shares of Purchaser Common Stock to be acquired by Seller hereunder to be approved for listing on NYSE, such approval to be effective no later than the date that is 10 Business Days after the date hereof. Purchaser shall not voluntarily delist the Purchaser Common Stock from NYSE. In the event that the Purchaser Common Stock is delisted from NYSE, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to have such shares of the Purchaser Common Stock to be promptly listed for trading on any of Nasdaq, NYSE or any other United States national securities exchange.

Section 5.3 Litigation Support. In the event that and for so long as either party hereto or any of its Affiliates is prosecuting, contesting or defending any Legal Proceeding, investigation, charge, claim or demand by or against a third party (excluding, for the avoidance of doubt, the other party or its Affiliates) in connection with the Transaction, any of the other transactions contemplated under this Agreement, or the Purchased Assets, the other party hereto shall, and shall cause its Representatives to, use commercially reasonable efforts to cooperate with such party and its Affiliates and their counsel in such prosecution, contest or defense, including providing access to information as may be reasonably necessary in connection with such prosecution, contest or defense.

Section 5.4 Misallocated Assets.

(a) If, at any time after the Closing Date, any asset held by Purchaser or any of its Affiliates is ultimately determined to be an Excluded Asset, (i) Purchaser shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset, (ii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset back to Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date and (iii) except as otherwise required by applicable Law, the Parties shall treat for all applicable Tax purposes such Excluded Asset as not having been transferred to Purchaser at the Closing.

(b) Except with respect to Omitted Licensed Patents, which are subject to Section 5.4(b) below, if, at any time after the Closing Date, any asset held by Seller or its Affiliates is ultimately determined to be a Purchased Asset, (i) the holder of such Purchased Asset shall be deemed to be a Seller Entity and execute the Assignment Agreement, (ii) Seller shall return or transfer and convey (without further consideration) to Purchaser such Purchased Asset, (iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset back to Purchaser, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date and (iv) except as otherwise required by applicable Law, the Parties shall treat for all applicable Tax purposes such Purchased Asset as having been transferred to Purchaser at the Closing.

(c) In the event of a breach of the Hybrid Patent Sufficiency Representation or the Retained Invention Representation (in each case, determined as if such representations and warranties were to survive the Closing indefinitely, and disregarding for this purpose the materiality qualifier set forth therein), the Patent owned by Guarantor or its Subsidiaries, the existence of which resulted in such breach (the “Omitted Licensed Patent”), shall be added to, and be deemed to have been added to, the list of Listed Licensed Patents as of the Closing Date.

Section 5.5 Restrictive Legends. The book entry representing the shares of Purchaser Common Stock acquired by Seller hereunder shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS WHICH IS AVAILABLE.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THE PROVISIONS OF AN INVESTOR RIGHTS AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, IN EACH CASE, BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES. A COPY OF THE INVESTOR RIGHTS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT MAY BE OBTAINED FROM THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES TO THE EXTENT PROVIDED THEREIN AND ANY TRANSFER IN VIOLATION OF THE INVESTOR RIGHTS AGREEMENT OR THE REGISTRATION RIGHTS AGREEMENT IS VOID AND OF NO EFFECT.”

Section 5.6 Further Assurances. Each Party hereto shall execute and deliver after the date hereof such further certificates, agreements and other documents and take such other actions as any other Party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the Transaction or the other transactions contemplated herein. Such actions may include Seller obtaining and recording any necessary documentation to the extent reasonably required to demonstrate a complete chain of title with respect to the Purchased Assets. In addition, upon Purchaser’s request, the Seller shall use its commercially reasonable efforts to promptly deliver any documentation that is reasonably requested by Purchaser in a form reasonably satisfactory to Purchaser, evidencing the release of any applicable Liens of the nature described in clause (viii) of the definition of Permitted Liens with respect to the Purchased Assets, including such Liens arising under each Credit Agreement.

Section 5.7 Licenses. The Parties hereby agree to the terms and conditions set forth in Exhibit F.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1 Cooperation and Exchange of Information.

(a) Each Party shall, and shall cause its Affiliates to, cooperate with and provide to the other Party and its Affiliates such documentation, information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the MiC Business or the Purchased Assets, (ii) the determination of liability for Taxes or a right to refund of Taxes or (iii) the conduct of any Tax Proceeding relating to the MiC Business or the Purchased Assets. Such cooperation shall include obtaining and providing appropriate forms, providing the necessary powers of attorney, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Notwithstanding the foregoing, Seller shall not be required to provide any Tax Returns or related workpapers.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be required to provide any Person with a copy of, or otherwise disclose the contents of, its Tax Returns.

Section 6.2 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Purchaser and Seller shall each bear 50% of any and all sales, use, transfer (including real estate transfer), registration, documentary, conveyancing, franchise, stamp, value added, goods and services or similar Taxes and related fees and costs imposed on or with respect to the transactions contemplated by this Agreement (“Transfer Taxes”). The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. The Party responsible under applicable Law for paying such Transfer Taxes shall pay such Transfer Taxes, subject to reimbursement from the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 6.3 Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, periodic Taxes that are not based on income or receipts (e.g., real, personal and intangible ad valorem property Taxes) (“Periodic Taxes”) allocable to a Pre-Closing Tax Period shall be equal to the amount of such Periodic Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and the allocation of any other Taxes shall be determined on a “closing of the books” basis as of the end of the day on the date hereof.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; REMEDIES

Section 7.1 Survival.

(a) All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled in accordance with their terms, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

(b) The representations and warranties of Seller set forth in the first and second sentence of Section 3.1, Section 3.2(a), Section 3.2(b)(i) and Section 3.4 (the “Seller Fundamental Representations”) shall survive the Closing and expire and terminate at 11:59 p.m. Prevailing Pacific Time on the date that is two (2) years after the date hereof, and all other representations and warranties shall terminate at and not survive the Closing; provided, however, that the foregoing shall not limit any claim of, or recourse for, Fraud with respect to any such representation or warranty. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that the expiration dates and survival periods set forth in this

Section 7.1(b) supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

(c) The representations and warranties of Purchaser set forth in the first sentence of Section 4.1, Section 4.2, Section 4.3(a) and Section 4.3(b)(i) (the “Purchaser Fundamental Representations”) shall survive the Closing and expire and terminate at 11:59 p.m. Prevailing Pacific Time on the date that is two (2) years after the date hereof, and all other representations and warranties shall terminate at and not survive the Closing; provided, however, that the foregoing shall not limit any claim of, or recourse for, Fraud with respect to any such representation or warranty. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that the expiration dates and survival periods set forth in this Section 7.1(c) supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

Section 7.2 Indemnification.

(a) From and after and by virtue of the Closing, subject to the provisions of this Article VII, Seller agrees to indemnify, defend and hold harmless Purchaser and its Subsidiaries (the “Purchaser Indemnified Parties”) from and against all claims, losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties and expenses, including reasonable attorneys’, consultants’, experts’ and other professionals’ fees and expenses (including in connection with investigation, defending against, prosecuting, or settling any of the foregoing) and court or arbitration costs (individually, a “Loss” and, collectively “Losses”), incurred, suffered, or sustained by the Purchaser Indemnified Parties, or any of them to the extent directly or indirectly resulting from, arising out of, or relating to any of the following:

(i) any breach of, or inaccuracy in, any Seller Fundamental Representation as of the execution and delivery of this Agreement or as of the Closing (as though made as of such time);

(ii) the non-performance or any breach of any covenant or agreement of any Seller Entity contained in this Agreement; and

(iii) any Seller Liability.

(b) From and after and by virtue of the Closing, subject to the provisions of this Article VII, Purchaser (the “Purchaser Indemnifying Party”) agrees to indemnify, defend and hold harmless the Seller Entities (the “Seller Indemnified Parties”) from and against all Losses incurred, suffered, or sustained by the Seller Indemnified Parties, or any of them to the extent directly or indirectly resulting from, arising out of, or relating to any of the following:

(i) any breach of, or inaccuracy in, any Purchaser Fundamental Representation as of the execution and delivery of this Agreement or as of the Closing (as though made as of such time);

(ii) the non-performance or any breach of any covenant or agreement of Purchaser contained in this Agreement; and

(iii) any Purchaser Liability.

(c) Each of Purchaser and Seller, in their capacities as such, are sometimes referred to herein as an “Indemnifying Party” and the Purchaser Indemnified Parties and the Seller Indemnified Parties, in their capacities as such, are sometimes referred to herein as an “Indemnified Party”.

(d) The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Indemnified Parties or any of their Affiliates with respect to any Loss claimed by an Indemnified Party indemnifiable pursuant to this Article VII.

(e) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Laws.

(f) Except for the obligations of the Guarantor as expressly set forth in Section 8.15, this Agreement, the Assignment Agreement and the Patent Assignment Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Assignment Agreement or the Patent Assignment Agreement or the negotiation, execution or performance of this Agreement, the Assignment Agreement and the Patent Assignment Agreement may only be made against the applicable entities that are signatories hereto or to the Assignment Agreement, or Patent Assignment Agreement, as applicable, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities hereunder or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or any representations made or alleged to be made in connection herewith or any breach of or failure to comply with this Agreement, the Assignment Agreement or the Patent Assignment Agreement whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of any Party against any other Party or any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of any Party against the other Party hereto, but except for claims against the Guarantor pursuant to the express terms of Section 8.15, in no event shall any Party or any of its equityholders, controlling persons, directors, officers, employees, agents or Affiliates seek to enforce this Agreement, the Assignment Agreement or the Patent Assignment Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party in connection with this Agreement, the Assignment Agreement or the Patent Assignment Agreement.

(g) This Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Closing for any claims arising out of or in connection with this Agreement, the Transaction or the other transactions contemplated hereby (including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement, whether predicated on common law, statute, strict liability or otherwise); provided, however, that this Section 7.2(f) shall not be deemed a waiver by any party of any right to specific performance or injunctive or other equitable relief with respect to any breach or nonfullfilment of any covenant or agreement herein.

(h) Notwithstanding anything herein to the contrary (but, for the avoidance of doubt, without limiting Section 3.20 and Section 4.13), nothing in this Agreement shall limit any claim of Fraud with respect to any representation or warranty in this Agreement or the pursuit of any claims or remedies under or in connection with any other Transaction Document as permitted thereunder.

(i) In the event an Indemnified Party has suffered a Loss which would give rise to a right to be indemnified under more than one of the subclauses of Section 7.2(a) or Section 7.2(b), such Indemnified Party shall be entitled to make a claim for such Losses under any and all such subclauses; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim. For the avoidance of doubt, without limiting the limitations set forth in this Article VII, nothing in this Agreement shall require any Indemnified Party to make any claim under this Article VII and, subject to the survival periods and other limitations set forth in this Article VII, no such claim shall be waived or otherwise prejudiced as a result of any delay in making such claim.

(j) Notwithstanding anything to the contrary in this Agreement, with respect to the amount of any claim for indemnification by Seller under this Section 7.2 that Seller has agreed in writing is (or that is finally determined in a final and binding arbitration pursuant to Section 8.7 to be) owing to any Purchaser Indemnified Party, Purchaser shall have the right to, but shall not be required to, deduct such amount owing to such Purchaser Indemnified Party from any then-owing or future Holdback Payment (if any) that is payable pursuant to Section 2.3(c).

(k) For the purposes of this Article VII, any breach of, or inaccuracy in, any representation or warranty, and the amount of any Losses associated therewith, shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.3 Limitations on Indemnification.

(a) Limitations on Purchaser Indemnified Parties

(i) Subject to Section 7.2(h), the aggregate amount the Purchaser Indemnified Parties, as a group, may recover under Section 7.2(a)(i) and Section 7.2(a)(ii) shall be limited, in the aggregate, to a dollar amount equal to $600,000,000, plus the value of the Total Holdback Payment, if any.

(ii) The aggregate amount the Purchaser Indemnified Parties, as a group, may recover under Section 7.2(a)(iii) shall not be limited.

(b) Limitations on Seller Indemnified Parties

(iii) Subject to Section 7.2(h), the aggregate amount the Seller Indemnified Parties, as a group, may recover under Section 7.2(b)(i) through Section 7.2(b)(ii) shall be limited, in the aggregate, to a dollar amount equal to $600,000,000, plus the value of the Total Holdback Payment, if any.

(iv) The aggregate amount the Seller Indemnified Parties, as a group, may recover under Section 7.2(b)(iii) shall not be limited.

(c) The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation or examination conducted with respect to, or any knowledge possessed or acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, by or on behalf of any of the Indemnified Parties or any of their Affiliates or any of their respective Representatives with respect to the accuracy or inaccuracy or breach of, or compliance with, any representation, warranty, covenant or any other matter. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(d) The amount of any Loss payable under this Article VII by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under all insurance and indemnity, contribution or similar agreements or rights (it being agreed that if any such amounts are recovered by the Indemnified Party, subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, the amount of any such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), net of the following: (i) costs and expenses (including Taxes) incurred by such Indemnified Party or its Affiliates and its and their respective Representatives in procuring such recovery; (ii) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums); and (iii) deductibles and other amounts incurred in connection with pursuing such recovery. The Indemnified Parties shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar agreements or rights covering any Loss payable under this Article VII to the same extent as it would if such Loss were not subject to indemnification hereunder, and, to the extent any such Loss may be recoverable any under any such agreements or rights, shall not be permitted to make a claim for indemnification hereunder in respect of a Loss unless and to the extent recovery has been so sought and not obtained. Upon making any payment to the

Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party to such extent.

(e) Notwithstanding anything to the contrary contained in this Agreement, no party shall have any liability for any punitive damages, except to the extent awarded against an Indemnified Party pursuant to a Third Party Claim.

Section 7.4 Claim Procedures.

(a) If an Indemnified Party wishes to make a claim under this Article VII (including in respect of a pending or threatened claim or demand asserted by a third party against the Indemnified Party (each, a “Third Party Claim”)), such Indemnified Party shall deliver a written notice (a “Claim Notice”) to the Indemnifying Party (i) stating that an Indemnified Party has incurred, suffered, or sustained, or reasonably anticipates that it may incur, suffer, or sustain, Losses, and (ii) to the extent reasonably available, specifying such claim and Losses in reasonable detail, the date that each such Loss was incurred, suffered, or sustained, or the basis for such anticipated Losses, and the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable matter. An Indemnified Party may update a Claim Notice from time to time to reflect any change in circumstances following the date thereof. A failure by an Indemnified Party to give complete, accurate, or, subject to the survival periods set forth in Section 7.1, timely notice of a Claim Notice will not affect the rights or obligations of any party hereunder except to the extent the Indemnifying Party is prejudiced by such failure. If a claim under this Article VII may be brought under different or multiple sections, clauses or sub-clauses of Section 7.2(a) or Section 7.2(b) (or with respect to different or multiple representations, warrants or covenants), then the Indemnified Parties shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision.

(b) The Indemnifying Party shall respond in writing within thirty (30) days of delivery of a Claim Notice by delivery of a written notice stating whether the Indemnified Party is prepared to make an objection to the applicable claim at such time (a “Claim Objection Notice”), which notice shall, to the extent reasonably available, describe the basis of such objection in reasonable detail. The failure to make an objection or to include or describe any basis therefor shall not constitute an acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to all or any portion of such claim for Losses set forth in such Claim Notice or a waiver of the right to make any objection at any later time.

(c) In the event that the Indemnifying Party shall deliver a Claim Objection Notice in accordance with Section 7.4(b), the Indemnifying Party and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Resolution Memorandum”).

(d) The Indemnifying Parties shall make any payments made with respect to any Resolution Memorandum within five (5) Business Days of the delivery of such Resolution Memorandum.

(e) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of a Claim Objection Notice, either Purchaser or the Indemnifying Parties may submit the dispute (each such dispute, a “Dispute”) to mandatory, final and binding arbitration pursuant to Section 8.7.

Section 7.5 Third Party Claims.

(a) Upon receipt of a Claim Notice in respect of a Third Party Claim:

(i) The Indemnifying Party shall have the right in its sole discretion to conduct the defense and prosecution of and, subject to Section 7.5(a)(iii), to settle or resolve any such Third Party Claim (at the expense of such Indemnifying Party). Notwithstanding an election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ one separate co-counsel (and one local co-counsel for each jurisdiction in which local counsel is reasonably required) and to participate in the defense as counsel of record, if applicable, in such Third Party Claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) there exists a conflict of interest, as advised by outside counsel for the Indemnified Party, between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim in which both the Indemnified Party and Indemnifying Party are defendants, that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party. In any other event not set forth in the preceding sentence, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(ii) If the Indemnifying Party does not timely elect to assume the defense and control of any Third Party Claim pursuant to this Section 7.5(b), the Indemnified Party will be entitled to control such defense (and the reasonable costs of such defense shall be borne by the Indemnifying Party to the extent they constitute Losses), but the Indemnifying Party may nonetheless reasonably participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(iii) If the Indemnifying Party has elected to assume the defense and control of a Third Party Claim, it shall not be authorized to consent to a settlement or compromise of, or the entry of any Judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless (A) the Indemnified Party, as a condition to settlement, is given a complete and unconditional release of any and all Liabilities relating to such Third Party Claim by all relevant parties to such Third Party Claim, (B) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party (net of any proceeds) and (C) such Third Party Claim does not involve any non-monetary relief of any kind (including any injunctive relief) against any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any Judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).

(b) Notwithstanding the foregoing provisions of this Section 7.5: If a Third Party Claim includes or could reasonably be expected to include both a claim for Taxes for which a Seller Entity is responsible pursuant to Section 7.2(a) (“Seller Taxes”) and a claim for Taxes for which Purchaser is responsible pursuant to Section 7.2(b) (“Purchaser Taxes,” and such a Third Party Claim, a “Mixed Tax Claim”), Seller and Purchaser shall use commercially reasonable efforts to sever such Third Party Claim into separate Tax Proceedings relating to Seller Taxes and Purchaser Taxes, respectively. If such Third Party Claim is not so severable, Seller (if the claim(s) for Seller Taxes exceeds or reasonably would be expected to exceed in amount the claim(s) for Purchaser Taxes) or otherwise Purchaser (Seller or Purchaser, as the case may be (the “Tax Controlling Party”), shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a “Tax Claim”). In such case, (i) the other party (the “Tax Non-Controlling Party”) shall be entitled to participate fully (at the Tax Non-Controlling Party’s sole cost and expense) in the conduct of such Tax Claim, (ii) the Tax Controlling Party shall provide the Tax Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Claim, (iii) the Tax Controlling Party shall consult with the Tax Non-Controlling Party before taking any significant action in connection with such Tax Claim, (iv) the Tax Controlling Party shall consult with the Tax Non-Controlling Party and offer the Tax Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (v) the Tax Controlling Party shall defend such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax Claim, and (vi) the Tax Controlling Party shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of the Tax Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Entire Agreement. This Agreement (including the exhibits hereto), the Seller Disclosure Schedules and the Purchaser Disclosure Schedules, together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof.

Section 8.2 Assignment. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by either of the parties without the prior written consent of the other party, except that Seller may transfer or assign its rights and obligations under this Agreement, in whole or in part, (a) to one or more of its Affiliates at any time or (b) to a successor in connection with a merger, acquisition, change of control or sale of all or substantially all of the assets or business to which this Agreement relates.

Section 8.3 Amendments and Waivers. This Agreement may be amended or waived if, and only if, such amendment is in writing and signed by both Parties or such waiver is in writing and signed by the Party against whom such waiver shall be enforced. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, shall not constitute a waiver by such Party of its right to exercise any such other right, power or remedy or to demand such compliance.

Section 8.4 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, except as set forth in Section 7.2 with respect to Indemnified Parties, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a Party) shall have any standing as third-party beneficiary with respect to this Agreement or the Transaction.

Section 8.5 Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or electronic mail (which is confirmed), or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Purchaser:

RingCentral, Inc.

20 Davis Drive

Belmont, CA 94002

Attn:     John Marlow, Chief Administrative Officer, General Counsel and Senior Vice President of Corporate Development

Email: johnm@ringcentral.com

with a copy (which copy alone shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

United States

Attn:    Jeffrey D. Saper

Email:     jsaper@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

United States

Attn:     Mark Baudler & Rich Mullen

Email:     mbaudler@wsgr.com & rich.mullen@wsgr.com

(b)	If to Seller:

Mitel US Holdings, Inc.

1146 North Alma School Rd.

Mesa, AZ 85201

Attn:     Greg Hiscock, EVP Legal, General Counsel & Corporate Secretary

Email:     greg.hiscock@mitel.com

with a copy (which copy alone shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:    Steven A. Cohen

   Victor Goldfeld

Email:  SACohen@wlrk.com

   VGoldfeld@wlrk.com

Section 8.6 Specific Performance. The Parties acknowledge and agree that (i) irreparable damage would occur in the event of any breach or threatened breach by the other Party of this Agreement, (ii) monetary damages, even if available, would not be an adequate remedy, (iii) the non-breaching Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (iv) no Party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 8.7 Governing Law; Arbitration; Waiver of Jury Trial.

(a) This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, or be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in connection with this Agreement (the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, including its statutes of limitations, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws that would result in the application of any such other law. For the avoidance of doubt, neither the U.N. Convention on Contracts for the International Sale of Goods nor any international treaties that would require the application of the laws of any jurisdiction other than the State of Delaware shall be applicable to any Relevant Matter.

(b) Any dispute, claim, or cause of action (whether based on contract, tort, or otherwise) that may result from, arise out of, be in connection with or relating to any Relevant Matters shall be finally settled by binding arbitration in New York, New York and shall be administered by the Judicial Arbitration and Mediation Services, Inc. pursuant to its Comprehensive Arbitration Rules and Procedures then in effect by three arbitrators, with each party being entitled to appoint one arbitrator, and the third arbitrator to be nominated by such first two arbitrators (or, if such an agreement is not reached, with the third arbitrator (and any other arbitrator that a party fails to appoint) being appointed in accordance with such Rules). The language of the arbitration shall be English and all written materials in connection with such arbitration, including but not limited to all pleadings and evidence, shall be in the English language. The arbitrators shall apply the laws of the State of Delaware to the merits of any such dispute, claim, or cause of action (whether in contract, tort, or statute) in accordance with Section 8.7(a). The arbitrators shall have the power to decide all questions of arbitrability. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding. At the request of either Party, the arbitrators will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The award must be in writing and state the reasons on which it is based. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary in this Section 8.7(b), any Party hereto may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief without breach of this Section 8.7(b) and without any abridgment of the powers of the arbitrators in the event of acts or breaches of this Agreement that such Party believes may cause irreparable harm or with respect to which such Party believes monetary damages would not provide adequate compensation.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, OR ANY OTHER RELEVANT MATTER.

(d) The arbitrators may award to the prevailing Party, if any, as determined by the arbitrator(s), its reasonable costs and fees incurred in connection with any arbitration or related judicial proceeding hereunder. Such costs and fees awarded may include, without limitation, administrative fees, arbitrator fees, attorneys’ fees, expert fees, witness fees, court costs, travel expenses, and out-of-pocket expenses (including, without limitation, such expenses as copying, telephone, facsimile, postage, and courier fees).

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to the extent that the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

Section 8.9 Counterparts. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other Party.

Section 8.10 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses.

Section 8.11 Interpretation; Absence of Presumption. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if.” Documents or other information or materials will be deemed to have been “made available” by Purchaser if such documents, information or materials have been (i) posted to a virtual data room managed by Purchaser on or prior to the date hereof, or (ii) filed or furnished to the SEC at least two (2) Business Days prior to the date hereof. All references to “$” mean the lawful currency of the United States of America. References to tangible personal property do not refer to electronically-stored data or computer files. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.12 Acknowledgment of Securities Laws. Seller hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning Purchaser or its securities, in each case, in accordance with this Agreement, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 8.13 Disclosure Schedule References. The Parties hereto agree that the disclosure set forth in any particular section or subsection of the Seller Disclosure Schedules or Purchaser Disclosure Schedules, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of Seller or Purchaser, as applicable that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties of Seller or Purchaser, as applicable, that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

Section 8.14 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 8.15 Guaranty.

(a) Guarantor hereby absolutely, unconditionally and irrevocably guarantees the full and prompt performance by each of the Seller Entities of all of their obligations to Purchaser pursuant to the terms of this Agreement, the Assignment Agreement and the Patent Assignment Agreement, including all payment obligations (the “Guaranteed Obligations”), and the Guaranteed Obligations shall be enforceable against Guarantor to the same extent as if Guarantor were the primary obligor under this Agreement. Without limiting the foregoing, Guarantor hereby agrees to cause each of the Seller Entities to comply with the terms and conditions of this Agreement, the Assignment Agreement and the Patent Assignment Agreement. The liability of Guarantor under this guaranty shall be absolute, direct and immediate and not conditional or contingent upon the pursuit of any remedies against any Seller Entity. A separate action or actions may be brought and prosecuted against Guarantor to enforce this guaranty irrespective of whether any action is brought against any Seller Entity or whether any Seller Entity is joined in such action or actions.

(b) Guarantor hereby waives and agrees not to assert or take advantage of any of the following: (i) without limiting the defense of statute of limitations with respect to claims to be asserted against any Seller Entity, the defense of the statute of limitations in any action hereunder or for the collection of or the performance of any Guaranteed Obligation; (ii) any defense that may arise by reason of the incapacity or lack of authority of Guarantor; (iii) any defense based on the failure of Purchaser or any of its Affiliates to give notice of the existence, creation, or incurring of any new or additional obligation or of any action or non-action on the part of any other person whomsoever, in connection with any Guaranteed Obligation; (iv) acceptance or notice of acceptance of this guaranty by Purchaser; (v) notice of presentment and demand for payment of or performance of any Guaranteed Obligation; and (vi) protest and notice of dishonor or of default to Guarantor or to any other party with respect to any Guaranteed Obligation.

(c) Guarantor hereby represents and warrants that as of the date of this Agreement, (a) it is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the applicable Laws; (b) it and its Affiliates have all requisite corporate, partnership, and other organizational (as applicable) power and authority to execute, deliver and perform its and their obligations under this Agreement; (c) the execution, delivery and performance of this Agreement has been duly authorized by it and its Affiliates, as applicable; (d) this Agreement has been duly executed and delivered by it and its Affiliates and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of it and its Affiliates, as applicable, enforceable against it in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, (e) as of the date of this Agreement, it and its Subsidiaries are in compliance in all material respects with all applicable Laws in connection with its and their obligations under this Agreement; and (f) as of the date of this Agreement, there is no outstanding litigation, arbitrated matter or other dispute to which it or any of its Affiliates is a party, and which, if decided unfavorably to it or its Affiliates, would reasonably be expected to have a material adverse effect on the ability of it or its Affiliates to fulfill its or their respective obligations under this Agreement.

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IN WITNESS WHEREOF, Seller, Purchaser and Guarantor have duly executed this Agreement as of the date first written above.

MITEL US HOLDINGS, INC.

By:	/s/
Name: Graham Bevington
Title: Chairman & President

RINGCENTRAL, INC.

By:	/s/
Name: John Marlow
Title: Chief Administrative Officer

Solely for the purposes set forth herein,

MITEL NETWORKS (INTERNATIONAL) LIMITED

By:	/s/
Name:	Gregory Hiscock
Title:	Secretary

[Signature Page to Asset Purchase Agreement]